EXECUTION VERSION

Exhibit (10) Y.

REDEMPTION AGREEMENT

among

Sun Chemical Corporation

and

Sun Chemical Group B.V.

and

Eastman Kodak Company

and

Kodak Graphics Holdings, Inc.

Dated as of January 11, 2005

- i -

TABLE OF CONTENTS
(continued)

- ii -

TABLE OF CONTENTS
(continued)

Page

Exhibit A	-	Form of Polychrome Trademark Assignment
Exhibit B-1	-	KPG Note Term Sheet
Exhibit B-2	-	Kodak ForCo Note Term Sheet
Exhibit C	-	Avranches Assumption Agreement
Schedule 2.5(d)	-	Form of FIRPTA Closing Certificate
Schedule 3.7(a)	-	Intercompany Agreements
Schedule 3.7(b)	-	Properties, Assets, Rights and Employees Used in the Business
Schedule 5.11(a)	-	Continuing Intercompany Agreements
Schedule 5.11(c)	-	Terms of Amendment to Continuing Intercompany Agreements
Schedule 5.18	-	Terms of Distribution Agreement
Schedule 5.22	-	Terms of Plate Technology License Agreement
Schedule 6.2(e)	-	Consents
Schedule 6.2(g)	-	Form of Legal Opinion from Sun Parties’ Counsel
Schedule 6.3(e)	-	Form of Legal Opinion from Kodak Parties’ Counsel

- iii -

          THIS REDEMPTION AGREEMENT (this “Agreement”), is dated as of January 11, 2005, and is among Sun Chemical Corporation, a Delaware corporation (“SCC”), Sun Chemical Group B.V., a Netherlands limited liability company (“Sun” and, together with SCC, “Sun Parties”), Eastman Kodak Company, a New Jersey corporation (“Kodak”) and Kodak Graphics Holdings, Inc., a Delaware corporation (“Kodak SPV”) and, together with Kodak, “Kodak Parties”).

W I T N E S S E T H:

          WHEREAS, as of the date hereof, SCC and Kodak each own 50% of the limited liability company interests of Kodak Polychrome Graphics LLC, a Delaware limited liability company (“KPG LLC”);

          WHEREAS, as of the date hereof, Sun and Kodak SPV each own 50% of the common shares, no par value, of Kodak Polychrome Graphics Company Ltd., a company incorporated under the laws of Barbados (“Barbados Co.”);

          WHEREAS, the parties hereto wish to cause KPG LLC to redeem all of the limited liability company interests of KPG LLC held by SCC;

          WHEREAS, the parties hereto wish to cause Barbados Co. to redeem all of the common shares, no par value, of Barbados Co. held by Sun; and

          WHEREAS, the parties hereto wish to cause their respective Affiliates and KPG LLC, Barbados Co. and their Affiliates to consummate the Redemption Transactions;

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and on the terms and subject to the conditions herein set forth, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

          Section 1.1.          Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

          “Affiliates” shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that for purposes of this Agreement and only with respect to the period until the Closing, neither KPG LLC nor Barbados Co. nor any Person controlled by KPG LLC or Barbados Co. shall be deemed an Affiliate of any Sun Party or its Affiliates or any Kodak Party or its Affiliates.

          “Agreement” shall mean this Agreement, the Exhibits and the Schedules hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

          “Ancillary Agreements” shall mean the Plate Technology License Agreement, the Polychrome Trademark Assignment, the Avranches Assumption Agreement and the Distribution Agreement.

          “Asset Measurement Date” shall have the meaning set forth in Section 5.17(a).

          “Avranches Assumption Agreement” shall mean the assumption agreement in the form attached as Exhibit C pursuant to which Sun Parties or one of their Affiliates shall assume from Barbados Co. and its Affiliates all Liabilities related to, arising out of or resulting from the ownership and operation at any time of the Avranches Facility.

          “Avranches Facility” shall mean the facility and all related real property located at rue Division Leclerc, 50300, Avranches, France and contributed to Barbados Co. or one of its Affiliates pursuant to the Contribution Agreement.

          “Barbados Co.” shall have the meaning set forth in the Recitals.

          “Benefit Plans” shall have the meaning set forth in Section 3.7.

          “Books and Records” shall mean the originals or copies of all customer lists, financial and other policies and procedures, policy information, contract forms, administrative and pricing manuals, sales records, financial records, environmental records, product and formulation records, corporate and accounting and other records (including the books of account, minute books, stock record books and other records), compliance records prepared for or filed with regulators, Tax records, Tax Returns (and all books and records (including tax accrual workpapers) related to such Tax Returns), and any other agreements, instruments, information, data, files or records related to the Business, whether or not stored in hardcopy form or electronic or on magnetic or optical media (to the extent not subject to licensing restrictions).

          “Business” shall mean the business conducted by KPG LLC and Barbados Co. and their Affiliates since their formation until the Closing Date.

          “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

          “BV-1” shall have the meaning set forth in Section 2.2(a)(i)(C).

          “BV-1 Shares” shall have the meaning set forth in Section 2.2(a)(i)(C).

          “Chosen Courts” shall have the meaning set forth in Section 10.8.

          “Claim Notice” shall have the meaning set forth in Section 7.4.

          “Closing” shall mean the closing of the last in sequence of the transactions contemplated by Article II of this Agreement.

          “Closing Date” shall have the meaning set forth in Section 2.3.

          “Code” shall mean the Internal Revenue Code of 1986, as amended.

          “Competing Business” shall have the meaning set forth in Section 5.7(a).

          “Competition Filing” shall mean any filing under any U.S. Antitrust Law, any EU Competition Law or any Other Competition Law.

          “Confidential Information” shall have the meaning set forth in Section 5.10.

          “Consideration” shall have the meaning set forth in Section 5.5(i).

          “Continuing Intercompany Agreements” shall have the meaning set forth in Section 5.11(a).

          “Contracts” shall mean all written or legally binding agreements, contracts, licenses, leases and subleases, purchase orders, arrangements or commitments.

          “Copyrights” shall mean published and unpublished works of authorship (including databases and other compilations of information), and all United States and foreign copyrights therein and thereto, registrations and applications therefor, and renewals, extensions, restorations and reversions thereof.

          “Contribution Agreement” shall mean the Contribution and Asset Purchase Agreement, dated as of November 24, 1997, by and among Kodak, Sun and Barbados Co., as amended from time to time.

          “DIC” shall have the meaning set forth in Section 5.12.

          “Distribution Agreement” shall have the meaning set forth in Section 5.18.

          “Encumbrances” shall mean mortgages, liens, pledges, charges, claims, encumbrances, security interests, equitable interests, options, rights of first option, rights of first refusal, or any other restrictions or third party rights, including any restriction on use, voting (in case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

          “Environment” shall mean soil, land surface or subsurface strata; surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands, and associated sediments); groundwaters; drinking water supply; ambient air (including indoor air); plant and animal life; and any other environmental medium or natural resource.

          “Environmental Law” shall mean any applicable Law relating to (a) the protection of human health, safety or the Environment (including air, water vapor, surface water, groundwater, drinking water supply, and surface or subsurface land) or (b) the exposure (including of employees) to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, Hazardous Substances or any waste material, on-site or at any off-site locations.

          “EU” shall mean the European Union.

          “EU Competition Laws” shall mean the EC Merger Control Regulation (Council Regulation (EEC) No. 4064/89).

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          “Force Majeure Event” shall mean any war, armed conflict, insurrection or terrorist event that occurs after the date hereof.

          “German Pension Fund” shall have the meaning set forth in Section 5.17(a).

          “Governmental Authorization” shall mean any filing, consent, license, registration, permit, franchise, certificate or other authorization or approval issued, granted, given or otherwise made by or under authority of any Governmental Entity or pursuant to any Law.

          “Governmental Entity” shall mean any local, state, provincial, regional, federal, national or other government, including each of their respective offices, branches, departments, agencies, courts, instrumentalities or other subdivisions in the EU, United States of America or any other jurisdiction in the world, any multinational organization or body, any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any official of any of the foregoing, as applicable.

          “Hazardous Substances” shall mean any hazardous, toxic, chemical, or dangerous substance, pollutant, contaminant, waste or material that is regulated by any Governmental Entity or pursuant to, or could give rise to Liability under any Environmental Law, including: (A) any material, substance or waste that is defined as “hazardous waste,” hazardous material,” “hazardous substance,” “extremely Hazardous waste,” or “toxic substance” under any Environmental Law; (B) petroleum, petroleum products, waste oil, and their constituents and fractions; (C) asbestos and asbestos-containing materials; and (D) radon, and radioactive material

          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          “Indemnified Parties” shall have the meaning set forth in Section 7.3(a).

          “Indemnifying Party” shall have the meaning set forth in Section 7.4.

          “Intellectual Property” shall mean, collectively, all (i) Trademarks; (ii) Patents; (iii) trade secrets and proprietary know-how; (iv) Copyrights; and (v) rights to inventions.

          “Intercompany Agreements” shall have the meaning set forth in Section 3.7.

          “Irish Newco” shall mean an Irish unlimited liability company to be formed by Barbados Co. as provided in Section 2.2(a)(i)(A).

          “Knowledge” shall mean, when used with respect to SCC, Sun or Sun Parties, the knowledge, after reasonable inquiry, of any of the following individuals:  Melvin Cox, David Hill, Rudi Lenz, Edward Lovas, Wes Lucas and William Glass.

          “Kodak” shall have the meaning set forth in the Preamble.

          “Kodak ForCo” shall mean a Netherlands corporation and a wholly-owned Subsidiary of Kodak.

          “Kodak ForCo Note” shall have the meaning set forth in Section 2.2(a)(ii)(C).

          “Kodak Parties” shall have the meaning set forth in the Preamble.

          “Kodak Parties Indemnified Parties” shall have the meaning set forth in Section 7.3(a).

          “Kodak Parties Release Parties” shall have the meaning set forth in Section 9.1.

          “Kodak Party Transaction Activity” shall have the meaning set forth in Section 5.15.

          “Kodak SPV” shall have the meaning set forth in the Preamble.

          “KPG Beneficiaries” shall have the meaning set forth in Section 5.17(a).

          “KPG-J” shall have the meaning set forth in Section 5.11(b).

          “KPG LLC” shall have the meaning set forth in the Recitals.

          “KPG MS” shall have the meaning set forth in Section 2.2(a)(i)(C).

          “KPG NA” shall have the meaning set forth in Section 2.2(a)(i)(C).

          “KPG Note” shall have the meaning set forth in Section 2.1(a).

          “KPG Plan Assets” shall have the meaning set forth in Section 5.17(a).

          “Law” shall mean any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree, principle of common law, equity or admiralty, promulgated, issued, adjudged or decreed by any Governmental Entity.

          “Liabilities” shall mean all liabilities, obligations, guarantees, damages, losses, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, verdicts, extents, executions, claims, liens, payments, damages, costs, attorneys fees, expenses, fines, penalties or settlements of any nature or kind, including indebtedness, whether known or unknown, disputed or undisputed, determined, determinable or otherwise, fixed or accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, secured or unsecured, joint or several, past, present or future, whether incurred prior to, at or after the Closing, including all costs and expenses (legal, accounting or otherwise) relating thereto and whether or not the same is required to be accrued on the financial statements of any Person.

          “Lithographic Imaging Material” shall mean material (a) that has primarily physical-chemical properties for attracting or repelling Printing Inks, and that is suited to be applied on a substrate in an imagewise configuration to form an intermediate master for Printing, or (b) that is coated on a substrate and has primarily physical-chemical properties that can be activated to attract or repel Printing Inks in an imagewise configuration to form an intermediate master for Printing.

          “Lithographic Plate Business” shall mean the business of developing, designing, commercializing, manufacturing, marketing, distributing and selling Offset Printing Plates and the film and prepress chemistry, excluding inkjet and toner chemistries developed primarily for the production of a final image, used in processing Offset Printing Plates.

          “Lithographic Process” shall mean a process for applying ink to selected areas of an intermediate master which has primarily physical-chemical properties that attract or repel inks in selected areas to retain the ink in an imagewise configuration for Printing.

          “LLC Agreement” shall mean the Limited Liability Company Agreement of KPG LLC between Kodak and SCC, dated as of December 31, 1997, as amended from time to time.

          “LLC Interests” shall have the meaning set forth in Section 2.1.

          “Losses” shall have the meaning set forth in Section 7.2.

          “Non-Governmental Authorization” shall mean all filings, consents, licenses, registrations, permits, franchises, certificates or other authorizations or approvals, other than Governmental Authorizations.

          “Notice Period” shall have the meaning set forth in Section 7.4.

          “Offset Printing Plates” shall mean plates or drums or flexible substrates having Lithographic Imaging Material coated or applied thereon for forming an intermediate image master for offset Printing.

          “Other Competition Laws” shall mean any and all national or supra-national statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade in all jurisdictions in which KPG LLC, Barbados Co. or their Affiliates conduct business and that have or may claim jurisdiction over the transaction contemplated by this Agreement, other than the United States of America and the EU.

          “Other Sun Contributed Properties” shall mean the facilities and all related real property located at (a) 117 a Tsarigradsko, Shosse Blvd, 1184 Sofia, Bulgaria, (b) An der Bahn, 80, 37520 Osterode am Harz, Germany; and (c) Columbus, Georgia, pursuant to (i) a lease, dated June 16, 1993, between Waddell Industrial Park, as landlord, and Polychrome Corporation, a division of Sun Chemical Corporation, as tenant (Building B) and (ii) a lease, dated July 15, 1992, between Waddell Industrial Park, as landlord, and Polychrome Corporation, a division of Sun Chemical Corporation, as tenant (Building C/D), and contributed to KPG LLC, Barbados Co. or one of their Affiliates pursuant to the Contribution Agreement.

          “Patents” shall mean all United States and foreign patents and applications therefor, including divisions, continuations, continuations-in-part, renewals, extensions and reissues.

          “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, a Governmental Entity or any other entity or organization.

          “Plate Technology License Agreement” shall have the meaning set forth in Section 5.22.

          “Polychrome Trademark Assignment” shall mean the trademark assignment and license termination agreement substantially in the form of Exhibit A to be entered into between Sun, KPG LLC and the other parties thereto.

          “Printing” shall mean the process of transferring inks in an imagewise configuration to a receiving surface using the Lithographic Process.

          “Printing Ink” shall mean an image forming material that contains a colorant and is adapted (a) to be attracted to or repelled by selected areas of an intermediate master primarily by the physical and/or physical-chemical properties of that master, and (b) for transfer to a final print-receiving surface for Printing.

          “Proofing Business” shall mean the business of developing, designing, commercializing, manufacturing, marketing, distributing and selling digital and/or analog equipment, consumables, software, systems, services or other products or solutions required to match an image to a desired target and shall include:  separation of a multi-color or monochrome image into at least two monochrome components; image conversion; matching of a color-separated images; capture, storage, manipulation, transmission and/or output of color-separation images; color enhancement or definition of an image; and software or software interface for any of the above.

          “Redemption Transactions” shall have the meaning set forth in Section 2.2(a).

          “Representatives” shall mean, with respect to any Person, the officers, directors, employees, agents, accountants, auditors and advisors of such Person.

           “Retained Benefits” shall have the meaning set forth in Section 5.17(b).

          “Sale Transaction” shall mean any asset purchase, stock purchase, tender offer, exchange offer, merger, joint venture, business combination or other like transaction or series of transactions involving the Business, which (a) occurs prior to the merger, consolidation or other integration of any material portion of the assets and operations of KPG LLC, Barbados Co. and their Subsidiaries with the assets and operations of Kodak Parties and their Affiliates, (b) involves all or substantially all the assets of KPG LLC, Barbados Co. and their Subsidiaries, (c) does not involve more than an immaterial amount of the assets of Kodak Parties and their Affiliates (other than the assets of KPG LLC, Barbados Co. and their Subsidiaries) and (d) provides for an aggregate consideration to be received by Kodak Parties or their Affiliates of greater than $1,618,000,000.

          “Sarbanes Oxley Certification Requirements” shall have the meaning set forth in Section 5.1(b).

          “Share Value” shall have the meaning set forth in Section 2.2(a)(i)(C).

          “SCC” shall have the meaning set forth in the Preamble.

          “Shares” shall have the meaning set forth in Section 3.2(b).

          “Sun Parties” shall have the meaning set forth in the Preamble.

          “Sun Parties’ Employees Intellectual Property” shall have the meaning set forth in Section 3.7.

          “Sun Parties Indemnified Parties” shall have the meaning set forth in Section 7.2.

          “Sun Parties Release Parties” shall have the meaning set forth in Section 9.1.

          “Starting Value” shall have the meaning set forth in Section 5.17(a).

          “Subsidiary” shall mean (a) any corporation in an unbroken chain of corporations beginning with the parent entity (the “Owner”) if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which the Owner is a general partner, or (c) any partnership, corporation, limited liability company, similar entity or any other Person that the Owner or one or more Subsidiaries controls, through the ownership of interests or otherwise.  For purposes of this definition, the term “controls”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise; provided that for purposes of this Agreement and only with respect to the period until the Closing, neither KPG LLC nor Barbados Co. nor any Person controlled by KPG LLC or Barbados Co. shall be deemed a Subsidiary of any Sun Party or its Affiliates or any Kodak Party or its Affiliates.

          “Sun” shall have the meaning set forth in the Preamble.

          “Tax Returns” shall mean any and all reports or returns (including information returns, returns for estimated Taxes and claims for refund) required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto.

          “Taxes” shall mean all taxes or payments in lieu of taxes imposed by any Governmental Entity anywhere in the world, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, social security contributions, withholding or similar taxes or payments in lieu of, including Transfer Taxes (but excluding customs, import or export duties), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.  For the avoidance of doubt, with respect to all jurisdictions located in Europe, the term “Taxes” shall include all other public dues of a similar nature.

          “Trademarks” shall mean all United States and foreign trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of any of the foregoing.

          “Transfer Taxes” shall have the meaning set forth in Section 5.5(e).

          “Unanimous Shareholder Agreement” shall mean the Unanimous Shareholder Agreement by and among Kodak SPV, Sun and Barbados Co., dated as of December 31, 1997, as amended from time to time.

          “U.S. Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other U.S. federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          “Watford Lease” shall have the meaning set forth in Section 5.20.

          “Watford Property” shall have the meaning set forth in Section 5.20.

          Section 1.2.          Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

          Section 1.3.          Other Definitional Provisions.

                         (a)         The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                         (b)         The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                         (c)         The terms “dollars” and “$” shall mean United States dollars.

                         (d)         References herein to a specific Section, Schedule or Exhibit shall refer, respectively, to Sections, Schedules or Exhibits of this Agreement, unless the express context otherwise requires.

                         (e)         The words “include,” “includes” and “including,” when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

ARTICLE II

REDEMPTION

          Section 2.1.          Redemption of LLC Interests.  At the Closing, on the terms and subject to the conditions set forth in this Agreement,

                         (a)         Kodak shall, or shall cause any Affiliate of Kodak to, contribute to KPG LLC by wire transfer of immediately available funds to one or more accounts designated in writing by KPG LLC cash in the amount sufficient, when combined with other cash on hand of KPG LLC, for KPG LLC to make the cash payment set forth in Section 2.1(b) and a promissory note for payment by Kodak of an aggregate amount of $100,000,000 in the amounts and on the dates set forth on Exhibit B-1 (the “KPG Note”) in exchange for an additional interest in KPG LLC; and

                         (b)         SCC and Kodak shall jointly cause KPG LLC to redeem from SCC all of SCC’s Interest (as defined in the LLC Agreement) in KPG LLC (the “LLC Interests”) and to cancel SCC’s right, title and interest in and to KPG LLC pursuant to the LLC Agreement as provided in this Agreement, in consideration for which Sun Parties and Kodak Parties shall jointly cause KPG LLC to (i) pay to SCC, by wire transfer of immediately available funds to one or more accounts designated in writing by SCC to Kodak at least three Business Days in advance of when payment is to be made, cash in the amount of $63,300,000 and (ii) deliver to SCC the KPG Note.

          Section 2.2.          Redemption of Shares.

                         (a)         Each party shall, and shall cause its respective Affiliates and Barbados Co. and its Affiliates to, take the following actions (the “Redemption Transactions”):

(i) The actions described below will be completed after the date hereof but on or before March 31, 2005:

                          (A)          Barbados Co. will form Irish Newco as a wholly-owned Subsidiary and will cause Irish Newco to elect to be disregarded as an entity separate from Barbados Co. for United States federal income tax purposes;

                          (B)          Any wholly-owned Subsidiary of Barbados Co. that is not disregarded for United States federal income tax purposes as a corporation separate from Barbados Co. or from a Subsidiary of Barbados Co., if such Subsidiary is not so disregarded, will make a valid and timely election to be so disregarded.  Any such Subsidiary of Barbados Co. that is disallowed from making such an election under Treas. Reg. § 301.7701-2(b)(8) shall, to the extent permitted by applicable Law, convert to an entity that is permitted to make the election under Treas. Reg. § 301.7701-3(a) and (c);

                          (C)          KPG Netherlands Antilles NV or its successor pursuant to Section 2.2(a)(i)(B) above (“KPG NA”) will distribute to its sole shareholder, KPG Madeira Serviços Ltda., a direct wholly-owned Subsidiary of Barbados Co. (“KPG MS”), shares of KPG Enterprises BV, a Netherlands Besloten Vennootschap met beperkte aansprakelijkheid and a direct wholly-owned Subsidiary of KPG NA (“BV-1” and shares of BV-1 shall be referred to herein as “BV-1 Shares”), with a fair market value equal to the sum of $253,200,000 and the fair market value, as mutually agreed by the parties hereto, of the Kodak ForCo Note (this sum, the “Share Value”); and

                          (D)          Barbados Co. will purchase from KPG MS the BV-1 Shares distributed to KPG MS pursuant to Section 2.2(a)(i)(C) above in exchange for a promissory note with a principal amount equal to the Share Value.

(ii) The actions described below will be completed after March 31, 2005 but no later than the Closing Date:

(A) Under applicable Barbados law, Barbados Co. will revalue its assets such that its equity value after the revaluation will exceed an amount equal to the Share Value;

(B) Barbados Co. will sell to Irish Newco the number of BV-1 Shares with a fair market value equal to $400,000,000 in exchange for a promissory note in the amount of $400,000,000;

                          (C)          Barbados Co. and Irish Newco jointly will transfer to Kodak ForCo the BV-1 Shares held by Barbados Co. and Irish Newco; in exchange for these BV-1 Shares, Kodak ForCo will transfer to Barbados Co. cash in the amount of $253,200,000 and will issue to Irish Newco a promissory note for payment of an aggregate amount of $400,000,000 in the amounts and on the dates set forth on Exhibit B-2 (“Kodak ForCo Note”);

                          (D)          Barbados Co. will redeem all the shares in Barbados Co. that are held by Sun, in consideration for 100% of the shares of Irish Newco, the promissory note described in Section 2.2(a)(ii)(B) and cash in the amount of $253,200,000; and

(E) Sun will capitalize Irish Newco by contributing the promissory note described in Sections 2.2(a)(ii)(B) and 2.2(a)(ii)(D) above to Irish Newco.

                         (b)          All documentation implementing the Redemption Transactions shall be subject to the prior review and reasonable consent of each of the parties.

                         (c)          In the event that this Agreement is terminated pursuant to its terms, neither Sun Parties nor Kodak Parties shall take any further action to complete the Redemption Transactions, and Sun Parties and Kodak Parties shall use commercially reasonable efforts to unwind each of the steps in the Redemption Transactions that have been accomplished as of such date, so that the parties are, to the extent practicable, in the same position that they would have been if no portion of the Redemption Transactions had been completed and will continue to be bound by the terms of the Unanimous Shareholder Agreement.  Sun Parties and Kodak Parties further agree that all costs of unwinding the Redemption Transactions, if any, shall be borne by Sun Parties.

          Section 2.3.          Closing.  The Closing shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 10:00 a.m. New York City time, on the later of (i) the third Business Day following the date on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) has been satisfied or waived or (ii) April 1, 2005, or at such later time or other place as Kodak Parties and Sun Parties may mutually agree.  The date on which the Closing occurs is called the “Closing Date.”

          Section 2.4.          Deliveries and Payment by Kodak Parties.  At the Closing, Kodak Parties shall deliver, or cause to be delivered, to Sun Parties or their applicable Affiliates (and, with respect to the deliveries referred to in Section 2.4(a), to the Persons specified in Section 2.1 and 2.2) the following:

                         (a)          the amount of the cash payments and the documents required to be delivered by Kodak Parties and their Affiliates pursuant to Sections 2.1 and 2.2.

                         (b)          the certificates and other documents to be delivered pursuant to Section 6.3;

                         (c)          all documents required by Sun Parties in connection with the transfer of the Avranches Facility to any one of Sun Parties or their Affiliates, as requested by Sun Parties, in form and substance reasonably acceptable to Sun Parties and Kodak Parties;

                         (d)          the Distribution Agreement, executed by such Kodak Parties and their Affiliates as are parties to the Distribution Agreement;

                         (e)          the Polychrome Trademark Assignment, executed by such Kodak Parties and their Affiliates as are parties to the Polychrome Trademark Assignment;

                         (f)          the Plate Technology License Agreement, executed by such Kodak Parties and their Affiliates as are parties to the Plate Technology License Agreement;

                         (g)          the modified, amended or restated Continuing Intercompany Agreements entered into pursuant to Section 5.11(c), executed by such Kodak Parties and their Affiliates as are parties thereto;  and

                         (h)          such other instruments or documents, in form and substance reasonably acceptable to Sun Parties, as may be reasonably requested by Sun Parties and necessary to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that all such documentation implementing the Redemption Transactions shall be subject to Section 2.2(b).

          Section 2.5.          Deliveries by Sun Parties.  At the Closing, Sun Parties shall deliver, or cause to be delivered, to Kodak Parties or their applicable Affiliates (and, with respect to the deliveries referred to in Section 2.5(a), to the Persons specified in Section 2.1 and 2.2) the following:

                         (a)          the documents required to be delivered by Sun Parties and their Affiliates pursuant to Sections 2.1 and 2.2;

                         (b)          the certificates and other documents to be delivered pursuant to Section 6.2;

                         (c)          the resignations, effective as of the Closing, of (i) such members of the board of managers of KPG LLC as were appointed by Sun Parties or their Affiliates; (ii) such directors of Barbados Co. as were appointed by Sun Parties or their Affiliates; and (iii) such managers, directors or persons holding similar positions with respect to any Affiliates of KPG LLC or Barbados Co. as were appointed by Sun Parties or their Affiliates;

                         (d)          a certificate from SCC substantially in the form of Schedule 2.5(d) hereto certifying that it is not a foreign person for U.S. Federal income tax purposes in accordance with Treas. Regs. 1.1445-2(b)(2)(iv)(B);

                         (e)          the Avranches Assumption Agreement;

                         (f)          the Distribution Agreement, executed by such Sun Parties and their Affiliates as are parties to the Distribution Agreement;

                         (g)          the Polychrome Trademark Assignment, executed by such Sun Parties and their Affiliates as are parties to the Polychrome Trademark Assignment;

                         (h)          the Plate Technology License Agreement, executed by such Sun Parties and their Affiliates as are parties to the Plate Technology License Agreement;

                         (i)          the modified, amended or restated Continuing Intercompany Agreements entered into pursuant to Section 5.11(c), executed by such Sun Parties and their Affiliates as are parties thereto; and

                         (j)          such other instruments or documents, in form and substance reasonably acceptable to Kodak Parties, as may be reasonably required by Kodak Parties and necessary to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that all such documentation implementing the Redemption Transactions shall be subject to Section 2.2(b).

          Section 2.6.          Guarantees.

                         (a)          Kodak hereby irrevocably and unconditionally (i) guarantees to Sun Parties, and their respective Affiliates, successors and permitted assigns under this Agreement and the Ancillary Agreements, full and timely payment of all amounts that Kodak SPV, Kodak ForCo or any of Kodak’s other Affiliates is required to make pursuant to this Agreement and the Ancillary Agreements, and the full and timely performance of all their covenants and obligations under this Agreement and the Ancillary Agreements, and (ii) covenants with and warrants to Sun Parties, and their respective Affiliates, successors and permitted assigns under this Agreement and the Ancillary Agreements, that upon any default by Kodak SPV, Kodak ForCo or any of Kodak’s other Affiliates in the payment, when due, of any amount payable by Kodak SPV, Kodak ForCo or any of Kodak’s other Affiliates under this Agreement or the Ancillary Agreements, or in the performance of any covenant or obligation under this Agreement or the Ancillary Agreements, Kodak shall immediately pay such amount or cause such covenant or obligation to be satisfied or performed.  This guarantee constitutes an absolute, unconditional, present and continuing guarantee of payment, and not of collectibility, and Kodak waives any and all rights to require that Sun Parties or any of their respective Affiliates, successors or permitted assigns under this Agreement or the Ancillary Agreements resort to or make demand on Kodak SPV, Kodak ForCo or any of Kodak’s other Affiliates under this Agreement or the Ancillary Agreements in respect thereof.  Kodak shall pay all reasonable costs and expenses (including reasonable attorneys’ fees) that may be incurred by Sun Parties, or any of their respective Affiliates, successors or permitted assigns under this Agreement and the Ancillary Agreements, in successfully enforcing this guarantee, by suit or otherwise.

                         (b)          Sun hereby irrevocably and unconditionally (i) guarantees to Kodak Parties, and their respective Affiliates, successors and permitted assigns under this Agreement and the Ancillary Agreements, full and timely payment of all amounts that SCC or any of Sun’s other Affiliates is required to make pursuant to this Agreement and the Ancillary Agreements, and the full and timely performance of all their covenants and obligations under this Agreement and the Ancillary Agreements, and (ii) covenants with and warrants to Kodak Parties, and their respective Affiliates, successors and permitted assigns under this Agreement and the Ancillary Agreements, that upon any default by SCC or any of Sun’s other Affiliates in the payment, when due, of any amount payable by SCC or any of Sun’s other Affiliates under this Agreement or the Ancillary Agreements, or in the performance of any covenant or obligation under this Agreement or the Ancillary Agreements, Sun shall immediately pay such amount or cause such covenant or obligation to be satisfied or performed.  This guarantee constitutes an absolute, unconditional, present and continuing guarantee of payment, and not of collectibility, and Sun waives any and all rights to require that Kodak Parties or any of their respective Affiliates, successors or permitted assigns under this Agreement or the Ancillary Agreements resort to or make demand on SCC or any of Sun’s other Affiliates under this Agreement or the Ancillary Agreements in respect thereof.  Sun shall pay all reasonable costs and expenses (including reasonable attorneys’ fees) that may be incurred by Kodak Parties, or any of their respective Affiliates, successors or permitted assigns under this Agreement and the Ancillary Agreements, in successfully enforcing this guarantee, by suit or otherwise.

          Section 2.7.          Acceleration of Payments under KPG Note and Kodak ForCo Note in Certain Circumstances.  In the event that Kodak Parties or their Affiliates, after the Closing Date and prior to the date that is 18 months after the Closing Date, consummate a Sale Transaction with a Person or Persons who are not Affiliates of Kodak Parties, then, at the election of Sun Parties, the aggregate amount of all payments to be made to Sun Parties pursuant to the KPG Note and the Kodak ForCo Note on or after the date on which the Sale Transaction is consummated shall become immediately due and payable to Sun Parties upon the consummation of such Sale Transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUN PARTIES

          As of the date hereof and as of the Closing Date, Sun Parties jointly and severally represent and warrant to Kodak Parties as to the matters below, except with respect to any representations and warranties that are expressly made as of a specific date, which Sun Parties jointly and severally represent and warrant only as of such date.

          Section 3.1.          Organization and Qualification.  Each Sun Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its respective organization, and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as is now being conducted, and each Sun Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements is duly qualified to do business and is in good standing in each jurisdiction where either the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that, in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.  Sun Parties have heretofore delivered to Kodak Parties true and complete copies of the certificate of incorporation and by-laws (or similar organizational documents), as in effect as of the date hereof, of each Sun Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements.

          Section 3.2.          LLC Interests and Shares; No Violation.

                         (a)          SCC owns and will own immediately prior to the transaction referred to in Section 2.1(b), beneficially and of record, the LLC Interests free and clear of all Encumbrances.  To the Knowledge of SCC, no Person other than SCC and Kodak owns any limited liability company interest in KPG LLC.  To the Knowledge of SCC, there are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments to issue or sell any limited liability company interest in KPG LLC or any securities or obligations convertible into or exchangeable for, or giving any Person a right to subscribe for or acquire, any limited liability company interest in KPG LLC, and no securities or obligations evidencing such rights are outstanding.

                         (b)          Sun owns and will own immediately prior to the transaction referred to in Section 2.2(a)(ii)(D), beneficially and of record, three common shares, no par value, of Barbados Co. (the “Shares”) free and clear of all Encumbrances.  To the Knowledge of Sun, no Person other than Sun and Kodak SPV owns any capital stock or other equity interest of Barbados Co.  To the Knowledge of Sun, there are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments to issue or sell any shares of capital stock or other equity interest of Barbados Co. or any securities or obligations convertible into or exchangeable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interest of Barbados Co., and no securities or obligations evidencing such rights are outstanding.

                         (c)          To the Knowledge of Sun Parties, the LLC Interests and the Shares are duly authorized, validly issued, fully paid and non-assessable.

                         (d)          SCC is in compliance with and has not breached or violated any of the provisions of the LLC Agreement.  Sun is in compliance with and has not breached or violated any of the provisions of the Unanimous Shareholder Agreement.

          Section 3.3.          Corporate Authorization.  Each Sun Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements has all requisite corporate or similar power and authority to execute and deliver, as applicable,  this Agreement, the agreements or other documents to be executed or delivered pursuant to Article II by such Person and the Ancillary Agreements, at or prior to the Closing, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Sun Parties of this Agreement have been, and the execution, delivery and performance by each Sun Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements, as applicable, at or prior to the Closing, will have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is or will be, as applicable, required in connection with the execution, delivery and performance by any Sun Party or any of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements, as applicable, of this Agreement, the agreements or other documents to be executed or delivered pursuant to Article II or the Ancillary Agreements, as applicable, at or prior to the Closing.

          Section 3.4.          Barbados Residency.  To the Knowledge of Sun Parties, Barbados Co. is a resident of Barbados under Barbadian and Dutch tax Laws.

          Section 3.5.          Consents and Approvals.  Except (a) as required by U.S. Antitrust Laws, EU Competition Laws and Other Competition Laws and (b) as may be required by any works council or similar entity or organization relating to employee matters, no Governmental Authorization or Non-Governmental Authorization is required to be obtained by any Sun Party or KPG LLC or Barbados Co. or any of their respective Affiliates from, and no notice or filing is required to be given by any Sun Party or KPG LLC or Barbados Co. or any of their respective Affiliates to, or made by any Sun Party or KPG LLC or Barbados Co. or any of their respective Affiliates with, any Governmental Entity or other Person in connection with the execution, delivery and performance by any Sun Party or KPG LLC or Barbados Co. or any of their respective Affiliates of (x) this Agreement and the agreements or other documents to be executed or delivered pursuant to Article II by any Sun Party or KPG LLC or Barbados Co. or any of their Affiliates, and (y) solely with respect to Sun Parties and their Affiliates, each of the Ancillary Agreements to which it is a party.

          Section 3.6.          Non-Contravention.  The (x) execution, delivery and performance by Sun Parties, KPG LLC, Barbados Co. and any of their respective Affiliates, as applicable, of this Agreement and the agreements or other documents to be executed or delivered pursuant to Article II by Sun Parties, KPG LLC, Barbados Co. or their respective Affiliates, and the consummation by Sun Parties, KPG LLC, Barbados Co. and their respective Affiliates of the transactions contemplated hereby and thereby, and (y) execution, delivery and performance by Sun Parties and any of their Affiliates, as applicable, of each of the Ancillary Agreements, and the consummation by Sun Parties and their Affiliates of the transactions contemplated thereby, in each case, do not and will not (i) violate any provision of the charter, by-laws or other organizational documents of each Sun Party or any of its Affiliates which is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements, (ii) result in the creation or imposition of any Encumbrance on the LLC Interests or the Shares or any other equity interests or any assets of KPG LLC, Barbados Co. or their Affiliates, or (iii) assuming consents, approvals, waivers, notices, authorizations or filings set forth in Section 3.5 and 4.5 are granted or made, as the case may be, violate, or result in a breach of, or constitute a default under, or give any Governmental Entity or Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements, or to exercise any remedy or obtain any relief under, any Law of any Governmental Entity to which any Sun Party, KPG LLC, Barbados Co. or any of their respective Affiliates is subject, including any Governmental Authorization, other than, in the case of clause (iii), any violation, breach or default that would not, in the aggregate, prevent or materially delay the ability of Sun Parties, KPG LLC, Barbados Co. or their respective Affiliates to perform their obligations hereunder or the ability of those Affiliates of Sun Parties which are parties to any of the Ancillary Agreements to perform their respective obligations under the Ancillary Agreements.

          Section 3.7.          Binding Effect.  Each of this Agreement and the agreements or other documents to be executed or delivered pursuant to Article II by Sun Parties, KPG LLC, Barbados Co. or their respective Affiliates constitutes or will constitute a valid and legally binding obligation of each Sun Party and KPG LLC and Barbados Co. and each of their respective Affiliates which is a party thereto enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Each of the Ancillary Agreements, when executed and delivered by the parties thereto, will constitute a valid and legally binding obligation of each Sun Party or any of its Affiliates which is a party thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

          Section 3.8.          Intercompany Agreements; Assets of Sun Parties.  Except for the Ancillary Agreements, the Contracts listed on Schedule 3.7(a) (the “Intercompany Agreements”) constitute all the Contracts between or among any Sun Party or any Affiliate of a Sun Party, on the one hand, and KPG LLC or Barbados Co. or any of their Affiliates or Kodak Parties or any of their Affiliates, on the other hand, which relate to the Business.  Except pursuant to the terms of the Intercompany Agreements, and as set forth on Schedule 3.7(b), no properties, assets, rights or employees of Sun Parties or any of their Affiliates are used in or reasonably necessary for the operation of the Business as conducted as of the date of this Agreement.  Each employee of Sun Parties or their Affiliates that performs or has performed work for KPG LLC, Barbados Co. or their Affiliates has entered into a valid and binding agreement providing that all right, title and interest in and to all Intellectual Property created or developed, in whole or in part, by him or her in the course of or in connection with such work (the “Sun Parties’ Employees Intellectual Property”) has vested in, has been duly assigned to, or otherwise is owned exclusively by Sun Parties or their Affiliates or by KPG LLC, Barbados Co. or their Affiliates.  Except with respect to the Sun Chemical 401(k) Pension Benefit Plan, no employees of KPG LLC or Barbados Co. or any of their Affiliates are currently contributing to or accruing benefits under any benefit and compensation plans, contracts, policies or arrangements, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (“Benefit Plans”) that are maintained by or were established by Sun Parties or their Affiliates or in which employees of Sun Parties or their Affiliates participate.  No employees of KPG LLC, Barbados Co. or their Affiliates are contributing to, or having money contributed to on their behalf, the Sun Chemical 401(k) Pension Benefit Plan.  No employees or former employees of Sun Parties or any of their Affiliates (other than current or former employees of KPG LLC or Barbados Co. or any of their Affiliates) are members of or participants or beneficiaries under any Benefit Plan maintained by KPG LLC or Barbados Co. or any of their Affiliates.  Since September 30, 2004, Sun Parties and their Affiliates have not hired any person who had previously been an employee of KPG LLC or Barbados Co. or any of their Affiliates.

          Section 3.9.          No Unauthorized, Out of the Ordinary Course of Business or Non-Arm’s Length Transactions.  Since the respective dates of formation of KPG LLC, Barbados Co. and their Affiliates, there have been no unauthorized transactions, transactions out of the ordinary course of business or transactions on other than arm’s length terms between or among any Sun Party or any Affiliate of a Sun Party, on the one hand, and KPG LLC, Barbados Co., or any of their Affiliates, on the other hand.

          Section 3.10.        Tax Matters.  None of Sun Parties or any of their Affiliates that are or were owners of the LLC Interests (and no other Affiliate of any Sun Party, whether or not required under the relevant Tax law to take into account any Tax items of KPG LLC on any of its Tax Returns) have taken any position in any Tax Return that is inconsistent with any Tax Return (including any information return) filed by or with respect to KPG LLC or any financial report delivered by or with respect to the LLC Interests (taking into account any book-tax differences reflected on Schedule M-1 to IRS Form 1065).  There are no tax allocation agreements in effect between any of Sun Parties and their Affiliates, on the one hand, and any of KPG LLC, Barbados Co. and their Affiliates, on the other hand.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF KODAK PARTIES

          As of the date hereof and as of the Closing Date, Kodak Parties jointly and severally represent and warrant to Sun Parties as to the matters below, except with respect to any representations and warranties that are expressly made as of a specific date, which Kodak Parties jointly and severally represent and warrant only as of such date.

          Section 4.1.          Organization and Qualification.  Each Kodak Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its respective organization, and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as is now being conducted, and each Kodak Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements is duly qualified to do business and is in good standing in each jurisdiction where either the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that, in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          Section 4.2.          No Violation.  Kodak is in compliance with and has not breached or violated any of the provisions of the LLC Agreement.  Kodak SPV is in compliance with and has not breached or violated any of the provisions of the Unanimous Shareholder Agreement.

          Section 4.3.          Corporate Authorization.  Each Kodak Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements has all requisite corporate or similar power and authority to execute and deliver, as applicable, this Agreement, the agreements or other documents to be executed or delivered pursuant to Article II by such Person and the Ancillary Agreements, at or prior to the Closing, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Kodak Parties of this Agreement have been, and the execution, delivery and performance by each Kodak Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements, as applicable, at or prior to the Closing, will have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is or will be, as applicable, required in connection with the execution, delivery and performance by any Kodak Party or any of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements, as applicable, of this Agreement, the agreements or other documents to be executed or delivered pursuant to Article II or the Ancillary Agreements, as applicable, at or prior to the Closing.

          Section 4.4.          Barbados Residency.  To the knowledge of Kodak Parties, Barbados Co. is a resident of Barbados under Barbadian and Dutch tax Laws.

          Section 4.5.          Consents and Approvals.  Except (a) as required by U.S. Antitrust Laws, EU Competition Laws and Other Competition Laws and (b) as may be required by any works council or similar entity or organization relating to employee matters, no Governmental Authorization or Non-Governmental Authorization is required to be obtained by any Kodak Party or any of its Affiliates from, and no notice or filing is required to be given by any Kodak Party or any of its Affiliates to, or made by any Kodak Party or any of its Affiliates with, any Governmental Entity or other Person in connection with the execution, delivery and performance by any Kodak Party or any of its Affiliates of this Agreement, the agreements or other documents to be executed or delivered pursuant to Article II by any Kodak Party or any of their Affiliates and the Ancillary Agreements, except where the failure to do so would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          Section 4.6.          Non-Contravention.  The execution, delivery and performance by Kodak Parties and any of their Affiliates, as applicable, of this Agreement, the agreements or other documents to be executed or delivered pursuant to Article II by Kodak Parties or their Affiliates and the Ancillary Agreements, and the consummation by Kodak Parties and their Affiliates of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the charter, by-laws or other organizational documents of each Kodak Party or any of its Affiliates which is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements, or (ii) assuming consents, approvals, waivers, notices, authorizations or filings set forth in Section 3.5 and 4.5 are granted or made, as the case may be, violate, or result in a breach of, or constitute a default under, or give any Governmental Entity or Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements, or to exercise any remedy or obtain any relief under, any Law of any Governmental Entity to which any Kodak Party or any of its Affiliates is subject, including any Governmental Authorization, other than, in the case of clause (ii), any violation, breach or default that would not, in the aggregate, prevent or materially delay the ability of Kodak Parties or their Affiliates to perform their obligations hereunder or the ability of those Affiliates of Kodak Parties which are parties to any of the Ancillary Agreements to perform their respective obligations under the Ancillary Agreements.

          Section 4.7.          Binding Effect.  Each of this Agreement and the agreements or other documents to be executed or delivered pursuant to Article II by Kodak Parties or their Affiliates constitutes or will constitute a valid and legally binding obligation of each Kodak Party and each of its Affiliates which is a party thereto enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Each of the Ancillary Agreements, when executed and delivered by the parties thereto, will constitute a valid and legally binding obligation of each Kodak Party or any of its Affiliates which is a party thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE V

COVENANTS

          Section 5.1.          Access.

                         (a)          Prior to the Closing, Sun Parties shall, and shall cause their Affiliates to, and Kodak Parties and Sun Parties shall jointly cause KPG LLC and Barbados Co. and their Affiliates to, (i) provide Kodak Parties, any of their designated Affiliates and their and their Affiliates’ Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to KPG LLC’s and Barbados Co.’s and their Affiliates’ offices, properties, Books and Records and employees, subject to any applicable Laws, (ii) promptly furnish, or cause to be furnished, to Kodak Parties and their Representatives any financial and operating data and other information that is available with respect to the Business as Kodak Parties or their Representatives shall from time to time reasonably request and (iii) cooperate, and instruct all employees and Representatives of KPG LLC and Barbados Co. and their Affiliates to cooperate, with Kodak Parties and their Representatives in their reasonable investigation of the Business.

                         (b)          The access rights described in Section 5.1(a) shall include access to information reasonably necessary to facilitate post-Closing compliance with the certification requirements under Section 13(a) of the Exchange Act (the “Sarbanes Oxley Certification Requirements”).  To the extent reasonably related to Kodak Parties’ post-Closing compliance with the Sarbanes Oxley Certification Requirements, Kodak Parties and Sun Parties shall jointly cause KPG LLC, Barbados Co. and their Affiliates to use commercially reasonable efforts to (i) audit, and permit Kodak Parties and their Representatives to audit, the books and records of third party service providers, through the enforcement of existing contractual rights under the relevant service agreements or by seeking to obtain additional rights and consents to perform such audits, and (ii) obtain reports with respect to third party service providers, in each case  prepared by a nationally recognized independent accounting and audit firm which is reasonably satisfactory to Kodak Parties, pursuant to the Statement on Auditing Standards No. 70 Type II as adopted by the American Institute of Certified Public Accountants, through the enforcement of existing contractual rights under the relevant service agreements or by otherwise requesting or negotiating rights to obtain such reports.

                         (c)          Kodak Parties and their Affiliates and Sun Parties and their Affiliates, respectively, shall retain all Books and Records in existence on the Closing Date that may reasonably relate to the other parties’ rights or obligations under this Agreement for a period of seven (7) years.  Kodak Parties and their Affiliates shall notify Sun Parties prior to the destruction of any Books and Records in existence on the Closing Date that constitute environmental records or product or formulation records and that are reasonably related to ongoing liabilities of Sun Parties, and shall give Sun Parties a reasonable opportunity to collect and remove such Books and Records.  Following the Closing, Kodak Parties and their Affiliates and Sun Parties and their Affiliates shall provide each other and their respective Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Books and Records and other data and documentation relating to the Business and make personnel available in their review thereof subject to reasonable rules and regulations of Kodak Parties or Sun Parties, as the case may be, including any antitrust or competition Law, to the extent such access is reasonably necessary for Sun Parties or Kodak Parties to comply with the terms of this Agreement or any applicable Law in respect of the Business.

                         (d)          Without limiting the generality of Section 5.1(a), prior to the Closing, Sun Parties and Kodak Parties shall jointly cause KPG LLC and Barbados Co. and their Affiliates to permit Kodak Parties and their Representatives to discuss and negotiate with officers and senior management of KPG LLC, Barbados Co. and their Affiliates the employment arrangements of such officers and senior management, with a view to any new employment arrangements or amendments to existing employment arrangements becoming effective as of the Closing; provided, that Kodak Parties shall be solely responsible for all obligations arising out of or relating to such discussions and negotiations and Kodak Parties shall indemnify Sun Parties and their Affiliates for all costs imposed on, sustained or incurred or suffered by or asserted against any of Sun Parties or their Affiliates with respect thereto.

          Section 5.2.          Conduct of Business; No Discontinuance.

                         (a)          Sun Parties and Kodak Parties shall, between the date hereof and the Closing Date, jointly cause the members or directors on the respective Boards of KPG LLC and Barbados Co. to:

(i) except for the performance of the Redemption Transactions, cause KPG LLC, Barbados Co. and their Affiliates to conduct their business in the ordinary course, consistent with past practice;

            (ii)         permit the officers and senior managers of KPG LLC, Barbados Co. and their Affiliates to manage the Business in a manner and with a scope of discretion and authority consistent with past practice;

            (iii)       cause KPG LLC, Barbados Co. and their Affiliates to use their reasonable best efforts to preserve intact the Business, to keep available the services of the current officers and employees of KPG LLC, Barbados Co. and their Affiliates, and to preserve the current relationships of KPG LLC, Barbados Co. and their Affiliates with customers, suppliers, employees and other Persons with which they have significant business relations; and

            (iv)       use their reasonable best efforts to procure that Barbados Co. continue to qualify as a resident of Barbados under Barbadian and Dutch tax Laws (including under the effective place of management test) and cause Barbados Co. to take all commercially reasonable efforts to continue to be a resident of Barbados under Barbadian and Dutch tax Laws (including under the effective place of management test).

                         (b)          Each Kodak Party and Sun Party agrees that if the arbitration provisions of Section 3.9 of the LLC Agreement or Section 3.14 of the Unanimous Shareholder Agreement become applicable as a result of any matter brought before the applicable Board by a member or director, as applicable, designated by it then, notwithstanding the provisions of the LLC Agreement and the Unanimous Shareholder Agreement, it shall not submit such matter to an arbitrator for resolution under Section 3.9 of the LLC Agreement or Section 3.14 of the Unanimous Shareholder Agreement, as applicable; provided, however, that on the date of termination of this Agreement in accordance with its terms, (i) it may submit such matter to arbitration pursuant to Section 3.9 of the LLC Agreement or Section 3.14 of the Unanimous Shareholder Agreement, as applicable, within two weeks after such date and the other member or shareholder, as applicable, shall not object in any manner to such submission, and (ii) except as set forth in this proviso, the provisions of this Section 5.2(b) shall have no further force and effect.

                         (c)          Each of Kodak Parties and Sun Parties shall not, and shall cause its respective Affiliates not to, take any action that could reasonably be expected to cause or permit the occurrence of an “Event of Discontinuance,” as such term is defined in the LLC Agreement and the Unanimous Shareholder Agreement, with respect to it.

          Section 5.3.          Reasonable Best Efforts; Regulatory Approval.

                         (a)          Subject to the terms and conditions hereof, Sun Parties and Kodak Parties shall, and shall cause their respective Affiliates and shall jointly cause KPG LLC and Barbados Co. and their Affiliates to, use reasonable best efforts to take all necessary, proper or advisable actions to consummate and make effective the transactions contemplated in this Agreement and in the Ancillary Agreements, including fulfilling the conditions precedent to the other party’s obligations hereunder, securing as promptly as practicable all Governmental Authorizations and Non-Governmental Authorizations, and, as promptly as practicable (in the case of initial filings under U.S. Antitrust Laws, EU Competition Laws and Other Competition Laws, not later than 14 Business Days after the date hereof), preparing and making any Competition Filings (and promptly filing any supplemental or additional information requested as soon as practicable after receipt of request thereof), in each case, as are required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and agree to use such foregoing efforts to effect the Closing on such date as is provided in Section 2.3.  The parties shall use their reasonable best efforts (but shall not be obligated to engage in litigation) to resolve any objections as may be asserted with respect to the Competition Filings; provided, however, that in no event shall Kodak Parties or their Affiliates or KPG LLC or Barbados Co. or their Affiliates be obligated, in order to secure the consents, approvals or absence of objections under the Competition Filings, to agree to divest, license, hold separate or otherwise restrict (i) the use, operation or ownership of any business or assets of Kodak Parties or any of their Affiliates or (ii) the use, operation or ownership of any business or assets of KPG LLC, Barbados Co. or any of their Affiliates or of the Business.

                         (b)          Sun Parties and Kodak Parties shall, and shall cause their respective Affiliates and shall jointly cause KPG LLC and Barbados Co. and their Affiliates to, use reasonable best efforts to cooperate with each other and shall furnish to the other party or parties all information reasonably necessary or desirable and reasonable assistance as any other party or parties may request in connection with making any Competition Filing that is required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and in connection with resolving any investigation or other inquiry by any Governmental Entity under any U.S. Antitrust Laws, EU Competition Laws and Other Competition Laws that is required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  Each of the parties shall promptly inform the other parties of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such Competition Filing or any such investigation or other inquiry.  None of the parties shall participate in any meeting with any Governmental Entity in respect of any such Competition Filing, investigation or other inquiry without giving the other parties prior notice of the meeting.  The parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to U.S. Antitrust Laws, EU Competition Laws and Other Competition Laws that are required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including, with respect to the party or parties making a particular filing, by providing copies of all such documents to the non-filing party or parties and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith).

          Section 5.4.          No Breaches.  Each party hereto shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach as of the Closing Date of any of the representations and warranties in this Agreement made by Sun Parties or Kodak Parties, as applicable, give detailed notice thereof to the other parties hereto; and such notifying party shall use its reasonable best efforts to prevent or promptly to remedy such breach.  No disclosure by any party pursuant to this Section 5.4 shall be deemed to cure any misrepresentation or breach of warranty.

          Section 5.5.          Tax Matters.

                         (a)          Taxes for Which Sun Parties are Liable.  Notwithstanding Section 5.5(d), Sun Parties shall be jointly and severally liable for and indemnify Kodak Parties Indemnified Parties for all Taxes (including all Transfer Taxes and any obligation to contribute to the payment of a Tax determined on an affiliated, consolidated, combined, or unitary basis with respect to a group of persons) imposed upon Kodak, Barbados Co. or any of their Subsidiaries or Affiliates as a result of or in connection with the Redemption Transactions, except to the extent that such Tax directly results from any action or inaction of any of Kodak Parties (including an action or inaction of any of Kodak Parties that causes Barbados Co. to be treated as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for more than 29 days) subsequent to the Closing Date; provided, however, that Sun Parties shall not be liable under this Section 5.5(a) for an amount of Taxes that is attributable to a transaction described in Section 2.2(a)(i)(B).

                         (b)          Taxes for Which Kodak Parties are Liable.  Kodak Parties shall be jointly and severally liable for and indemnify Sun Parties Indemnified Parties for (i) except as provided in Section 5.5(d), all Taxes (including any obligation to contribute to the payment of a Tax determined on an affiliated, consolidated, combined, or unitary basis with respect to a group of persons) imposed on or payable by KPG LLC, by Barbados Co. or by Subsidiaries of Barbados Co. or (ii) any withholding obligation of a Sun Party or any Affiliate of a Sun Party resulting from the failure of the Kodak ForCo Note to qualify as a “registered obligation” within the meaning of Section 881(c) of the Code.

                         (c)          Treatment of KPG LLC.  The parties agree that the transfer of the LLC Interests described in Section 2.1 will be treated by the parties to this Agreement in accordance with Revenue Ruling 99-6, 1999-1 CB 432 (Jan 15, 1999) for United States federal income tax purposes and result in a termination of KPG LLC as a partnership and a closing of its taxable year for U.S. Federal, state and local tax purposes pursuant to Section 708(b)(1) of the Code and the corresponding provisions of any relevant state and local tax laws.  In accordance with Sections 5.2 and 5.3(k)) of the LLC Agreement and the applicable Tax Laws, the parties agree that there will be an interim closing of the books of KPG LLC as of the close of the Closing Date for all Tax purposes.

                         (d)          Transfer Taxes.  Subject to Section 5.5(a), all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees (together with any interest, additions or penalties relating thereto) (collectively, “Transfer Taxes”) that may be imposed or assessed by any Governmental Entity anywhere in the world as a result of the sales, transfers, assignments, conveyances and purchases of the LLC Interests and the BV-1 Shares pursuant to this Agreement or any transaction pursuant to any Ancillary Agreement shall be borne equally by Kodak Parties and Sun Parties.  Kodak Parties and Sun Parties shall cooperate in the timely completion and filing of all Tax Returns relating to Transfer Taxes and payment of all Transfer Taxes.  Such Tax Returns, to the extent appropriate, shall be prepared consistent with Sections 2.1 and 2.2 and any Exhibits referenced therein.  Each party shall use reasonable efforts to obtain any available exemption from any Transfer Taxes and to cooperate with the other party in providing any information or documentation that may be necessary to obtain such exemptions.  Prior to and after the Closing, the parties shall cooperate in good faith to agree on what Tax Return filing and Transfer Tax payment obligations may be imposed under applicable Law given the terms of the transactions set forth in Article II, including the payments for the LLC Interests and the BV-1 Shares being made in multiple installments over time, and on a procedure for how such obligations will be complied with.  Each Tax Return relating to any Transfer Taxes shall be prepared by the party liable for the payment of such Taxes pursuant to this Agreement unless the parties agree otherwise and all Tax Returns relating to Transfer Taxes shall be subject to the review and consent of the other party (which shall not be unreasonably withheld) prior to being filed.

                         (e)          Refunds, Reimbursements and Increases of Taxes.  Any refunds, reimbursements or increase of Taxes (arising from an amended Tax Return, a Tax audit or a Tax controversy) shall be for the account of the party to which liability for such Taxes is assigned under this Section 5.5.

                         (f)          Tax Returns (Other than Transfer Tax Returns).  All Tax Returns (including any amended Tax Returns) due (or filed) by or with respect to KPG LLC, Barbados Co. or any Subsidiary of either of them (i) prior to the Closing Date, shall be prepared and filed in accordance with current practice, and (ii) on or after the Closing Date, shall be prepared and filed as Kodak Parties shall direct.

                         (g)          Contest Provisions.  Each of Kodak Parties and Sun Parties (and any of their Affiliates) shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may be liable hereunder or which are reasonably expected to have an effect on the Tax liability of such other party or any of its Affiliates for any period. Kodak Parties shall have the sole right to control the defense on behalf of KPG LLC, Barbados Co. and all of their respective Subsidiaries, and, in accordance with the LLC Agreement, to act as the tax matters partner with respect to KPG LLC, and to employ counsel and other advisors of its choice.  Sun Parties shall be entitled to participate, at their expense, in the defense of such audit or proceeding if the outcome could affect the liability of Sun Parties or any Affiliate of Sun Parties under this Agreement or applicable Tax Law, and Kodak Parties shall consider in good faith any suggestions made or points raised by Sun Parties.  Neither Kodak Parties nor Sun Parties nor any of their respective Affiliates may agree to settle any claim for Taxes for which the other party may be liable or which may affect the other party’s or any of their respective Affiliates’ liability for any Tax (including any liability attributable to such party’s obligations under this Section 5.5) without the prior written consent of such other party, which shall not be unreasonably withheld.

                         (h)          Determination and Allocation of Consideration.  The parties to this Agreement agree to allocate the total consideration transferred by Kodak Parties and Barbados Co. to Sun Parties pursuant to this Agreement (the “Consideration”) in accordance with Sections 2.1 and 2.2 (including any Exhibits referenced therein) and agree that such allocation is made according to the relative fair market value of KPG LLC and Barbados Co.  The parties shall file all applicable Tax Returns consistent with this allocation of the Consideration.  This allocation of the Consideration shall be binding on Sun Parties and Kodak Parties for all U.S. Tax purposes.  The parties shall further cooperate in good faith to agree on the allocation of the Consideration for all other relevant Tax purposes.  In the event that any allocation made pursuant to this Section 5.5(h) is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and both parties (and their Affiliates) agree to use their reasonable best efforts to defend such allocation in any audit or similar proceeding.

                         (i)          Certain Distributions.  Neither Sun Parties nor any Affiliate of Sun Parties shall be entitled to any distribution from KPG LLC or Barbados Co. made after the Closing, including all or any portion of any distribution pursuant to Section 5.6 of the LLC Agreement.

                         (j)          Withholding Taxes.  All payments made by Kodak Parties, Barbados Co. or any of their Affiliates to Sun Parties pursuant to this Agreement will be made net of any applicable withholding Taxes that Kodak Parties reasonably believe are required to be withheld therefrom, and such withheld Taxes will be timely paid to the relevant Governmental Entity with evidence of such payment provided to Sun Parties; except that Sun Parties shall bear no liability for any incremental withholding Taxes attributable to an actual or deemed change in the residency of the obligor on the Kodak ForCo Note.

                         (k)          Assistance and Cooperation.  After the Closing Date:

(i) The parties shall assist (and cause their respective Affiliates to assist) the other parties in preparing any Tax Returns with respect to KPG LLC, Barbados Co. and their respective Subsidiaries;

             (ii)         The parties shall cooperate fully in preparing for and defending against any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof, including making available all relevant documents and information reasonably requested;

             (iii)        Each party shall provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have a Tax liability under this Section 5.5, or the outcome of which is reasonably expected to have an effect on the Tax liability of such other party or any of its Affiliates under this Section 5.5, and shall furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any such audit or assessment or any information request with respect to any such Taxes; and

             (iv)        The party requesting assistance or cooperation shall bear the other party’s out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

          Section 5.6.          Further Assurances; Taxes.  (a)           From time to time after the Closing Date, Sun Parties shall, and shall cause their Affiliates to, and Kodak Parties shall, and shall cause their Affiliates to, promptly take such actions and execute, acknowledge and deliver any other assurances or documents reasonably requested by any other party hereto and necessary for such party to obtain the benefits contemplated hereby.

                         (b)          The parties to this Agreement acknowledge and agree to use reasonable best efforts to preserve the residency of Barbados Co. in Barbados and to cause Barbados Co. to take all commercially reasonable efforts to preserve such residency as provided in Section 5.2(a)(iv).  Kodak Parties further agree to use reasonable best efforts to preserve such residency for all periods subsequent to the Closing Date and through the earlier of (i) the liquidation of Barbados Co. or (ii) December 31, 2005.

                         (c)          Each of SCC, Sun, Kodak and Kodak SPV will satisfy in a timely manner such party’s respective obligations for Taxes imposed on such party and attributable to such party’s ownership of the LLC Interests or Shares.

          Section 5.7.          Non-Competition.  Sun Parties agree that for a period of three years following the Closing Date they shall not, and they shall cause each of their Affiliates not to, directly or indirectly, in any manner whatsoever, including, either individually or in association with any other Person, or as principal, licensor, agent, representative, equity holder, distributor, manufacturer, co-venturer, director or partner, or by agreeing not to assert against a third party any of Sun Parties’ or any of their Affiliates’ Intellectual Property rights, engage or participate in the Lithographic Plate Business or the Proofing Business (collectively or individually, a “Competing Business”); provided that Sun Parties and their Affiliates shall be entitled to (i) be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of not more than 5% of the total debt and equity interests, in the aggregate, in a Competing Business so long as no directorship or other governance rights are held by Sun Parties or any of their Affiliates in conjunction with the ownership of such interest; (ii)sell products and provide services that they currently sell or provide, or that result from development activities that they are currently undertaking, provided that in the event that Sun or any of its Affiliates develops a commercial product or products in the Lithographic Plate Business during the non-competition period provided for in this Section 5.7, Sun or its Affiliate, as the case may be, shall grant to Kodak and its Affiliates an exclusive (including as to Sun and its Affiliates) distribution agreement for worldwide territory except Japan, where the Distribution Agreement dated  April 1, 1999 as amended March 22, 2004 by and between Dainippon Ink and Chemicals, Inc. and Kodak Polychrome Graphics Japan Ltd. will be applied, with respect to such product or products on such terms as the parties shall reasonably agree, the exclusivity provisions of which agreement will expire at the same time as the non-competition period provided for in this Section 5.7; and (iii) engage in activities expressly contemplated by this Agreement and the Ancillary Agreements or any other agreement between Sun Parties and their Affiliates, on the one hand, and Kodak Parties and their Affiliates, on the other hand.

          Section 5.8.          Non-Solicitation and Non-Hire of Employees.

                         (a)          From the date hereof until the date that is two years following the Closing Date, Sun Parties agree that they shall not, and they shall cause their Affiliates not to, directly or indirectly, in any manner whatsoever, including either individually or in association with any other Person, or as principal, agent, director or partner of another Person, (i) solicit, induce, recruit, encourage or assist, or agree or attempt to do any of the foregoing, any person who was an officer, director or employee of KPG LLC, Barbados Co. or any of their Subsidiaries as of the date hereof or as of the Closing to terminate or not renew any relationship of such person with Kodak Parties, KPG LLC, Barbados Co. or any of their respective Affiliates, (ii) solicit, induce, recruit, encourage or assist, or agree or attempt to do any of the foregoing, any person who was an officer, director or employee of KPG LLC, Barbados Co. or any of their Subsidiaries as of the date hereof or as of the Closing to be employed by Sun Parties or their Affiliates, or (iii) employ or otherwise engage or retain as an employee, consultant or independent contractor or otherwise any person who was an officer, director or employee of KPG LLC, Barbados Co. or any of their Subsidiaries as of the date hereof or as of the Closing, except, in the case of each of clauses (i), (ii), and (iii) above, (A) with respect to any director of KPG LLC, Barbados Co. or any of their Subsidiaries who is employed by any Sun Party or any of its Affiliates as of the date hereof, and (B) otherwise with the prior written consent of Kodak Parties.

                         (b)          Notwithstanding anything to the contrary in this Section 5.8, none of Sun Parties or their Affiliates will be precluded from (i) making non-targeted, general solicitations of employment by public advertisement or other public media or (ii) engaging in the activities prohibited by Section 5.8(a) above with respect to an employee who ceased to be an employee of Kodak Parties, KPG LLC, Barbados Co. or any of their respective Affiliates prior to such action other than as a result of voluntary termination or non-renewal of employment by the employee.

          Section 5.9.          Notices of Certain Events.  Sun Parties shall promptly notify Kodak Parties, and Kodak Parties shall promptly notify Sun Parties, of:

                         (a)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements; and

                         (b)          any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

          Section 5.10.        Confidentiality.  From and after the date hereof, Sun Parties, their Affiliates, and their respective Representatives will not, directly or indirectly, disclose, use or authorize, or license to use in a way that is detrimental in any material respect to Kodak Parties, any of their Affiliates or the Business, any trade secrets or other information of KPG LLC, Barbados Co. or their Affiliates which is confidential, proprietary or otherwise not publicly available, including any confidential data, know-how or information relating to the business practices, products, distributors, customers, prospects, suppliers, research and development, ideas, designs, discoveries, inventions, techniques, equipment, marketing, sales, methods, manuals, strategies or financial affairs of KPG LLC or Barbados Co. or their Affiliates, including any such materials that are stored on computer systems of Sun Parties or any of their Affiliates (collectively, the “Confidential Information”).  In the event of a breach of the obligations hereunder by Sun Parties, their Affiliates or their respective Representatives, Sun Parties and Kodak Parties agree that, in addition to all other available remedies, Kodak Parties will be entitled to seek injunctive relief to enforce such obligations in any court of competent jurisdiction.  Notwithstanding the foregoing, Confidential Information will not include such information which (A) at the time of disclosure is publicly available or after the time of disclosure becomes publicly available other than as a result of an unauthorized act or omission of any of Sun Parties, their Affiliates or their respective Representatives; (B) is disclosed by Sun Parties, their Affiliates or their respective Representatives under compulsion of Law; provided that Sun Parties provide Kodak Parties with notice and an opportunity to contest or limit such disclosure with the applicable entity requiring disclosure, to the extent reasonably practicable; or (C) is independently developed by Sun Parties or their Affiliates without access to Confidential Information.

          Section 5.11.        Intercompany Agreements.

                         (a)         Sun Parties and Kodak Parties shall, and shall cause their respective Affiliates and shall jointly cause KPG LLC and Barbados Co. and their Affiliates to, terminate for all purposes, effective at and conditioned upon consummation of the Closing, each Intercompany Agreement (other than those Intercompany Agreements listed on Schedule 5.11(a) (the “Continuing Intercompany Agreements”)) and each and every term, provision, right and obligation contained therein, notwithstanding any post-termination or post-expiration survival provisions or any other provisions contained therein, which provisions as of the Closing shall be deemed amended to be of no effect and void for all purposes.

                         (b)         Sun Parties shall, and shall cause their Affiliates to, waive any and all rights to terminate the Continuing Intercompany Agreements to the extent that such rights would otherwise arise as a result of the Closing or the consummation of the other transactions contemplated by this Agreement, and Sun Parties agree that the Continuing Intercompany Agreements shall continue in full force and effect, subject to Section 5.11(c), notwithstanding the Closing or the consummation of the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, nothing contained in this Agreement shall be deemed to amend, modify or supersede any provision of the Distributorship Agreement, dated as of April 1, 1999, between DIC and Kodak Polychrome Graphics Japan Ltd. (“KPG-J”), as amended by Memorandum of Understanding among DIC and KPG-J and its subsidiaries and Kodak Polychrome Graphics Company Ltd. and its subsidiaries, dated as of March 22, 2004, listed on Schedules 3.7(a) and 5.11(a).

                         (c)          Sun Parties and Kodak Parties agree that at the Closing, Sun Parties and Kodak Parties shall, and shall cause their respective Affiliates and shall jointly cause KPG LLC and Barbados Co. and their Affiliates to, modify, amend or restate the Continuing Intercompany Agreements listed on Schedule 5.11(c) to reflect the terms set forth on Schedule 5.11(c).

                         (d)          Nothing contained in this Section 5.11 shall prohibit or excuse any Person from fulfilling its obligations in the ordinary course of business consistent with past practice under the Intercompany Agreements prior to termination of the applicable Intercompany Agreement.

                         (e)          If at any time following the date hereof, Kodak Parties or Sun Parties determine that there exists a Contract that should have been included on Schedule 3.7(a) pursuant to terms of Section 3.7, then, at the option of Kodak Parties, such Contract shall, in whole or in part, either (i) be deemed to be a Continuing Intercompany Agreement and shall remain in full force and effect with such modifications or amendments thereto or restatements thereof as Kodak Parties shall reasonably require, or (ii) shall be terminated, and shall be deemed to have been terminated effective as of the Closing, pursuant to the terms of Section 5.11(a).

          Section 5.12.          Discussions Regarding DIC Agreements.  After the date hereof, Representatives of Kodak Parties and their Affiliates and Representatives of KPG LLC, Barbados Co. and their Affiliates will meet with Representatives of Dainippon Ink and Chemical, Incorporated (“DIC”) to discuss in good faith potentially mutually beneficial amendments that may be made to the Contracts in effect on the date hereof between Barbados Co. and its Affiliates, on the one hand, and DIC and its Affiliates, on the other hand, relating to the business conducted by Barbados Co. and its Affiliates in Japan.  Any such amendments shall be binding on the parties thereto only if and to the extent that definitive written Contracts setting forth the terms of such amendments are agreed and executed by the parties thereto in their respective sole discretion.

          Section 5.13.          Transfer of Assets Related to the Business.

                         (a)          Subject to Section 5.13(b), if, at any time following the date hereof, Kodak Parties and Sun Parties, in their respective reasonable judgment, agree that any properties, assets or rights held by Sun Parties or any of their Affiliates, other than those that are subject to any of the Continuing Intercompany Agreements, are used primarily in or related primarily to the Business, Sun Parties and their Affiliates will take all actions reasonably necessary to cause such properties, assets or rights to be transferred at no cost to one of KPG LLC, Barbados Co. or one of their Affiliates or, following the Closing, Kodak Parties or one of their Affiliates, as directed by Kodak Parties.

                         (b)          Without limiting the generality of Section 5.13(a), at and after the Closing, Sun Parties and their Affiliates shall execute or cause to be executed such Contracts and other documents and shall do all such other things as shall be reasonably requested by Kodak Parties to (i) cause all Intellectual Property that Sun Parties and Kodak Parties, in their respective reasonable judgment, agree is Sun Parties’ Employees Intellectual Property that is owned by Sun Parties or their Affiliates to be vested in, duly assigned to, or otherwise exclusively owned by Kodak Parties or their Affiliates, and (ii) use their reasonable best efforts to cause all Intellectual Property that Sun Parties and Kodak Parties, in their respective reasonable judgment, agree is Sun Parties’ Employees Intellectual Property that is owned by employees of Sun Parties or their Affiliates to be vested in, duly assigned to, or otherwise exclusively owned by Kodak Parties or their Affiliates.

          Section 5.14.        Employment Matters.

                         (a)          Kodak Parties shall be solely responsible for, and shall indemnify Sun Parties and their Affiliates for, all costs of any payment (including severance, change in control payments, etc.) that becomes payable to any employee or former employee of KPG LLC, Barbados Co. or any of their Affiliates (i) as a result of the transactions contemplated by this Agreement (including any resignation pursuant to Section 2.5(c)) other than the transactions contemplated by the Redemption Transactions (A) by operation of applicable Law or (B) pursuant to any Contract to which such employee or former employee is a party, or (ii) as a result of any post-Closing transaction or action involving KPG LLC, Barbados Co. or any of their Affiliates or any employee thereof (including termination, constructive termination, change in position or status or change in business location).

                         (b)          Sun Parties shall be solely responsible for, and shall indemnify Kodak Parties, KPG LLC, Barbados Co. and their respective Affiliates for, all costs of any payment (including severance, change in control payments, etc.) that becomes payable to any employee or former employee of KPG LLC, Barbados Co. or any of their Affiliates as a result of the transactions contemplated by the Redemption Transactions, unless such payment would have been payable as a result of the consummation of the transactions contemplated by this Agreement other than the Redemption Transactions, (i) by operation of applicable Law or (ii) pursuant to any Contract to which such employee or former employee is a party.

                         (c)          Sun Parties shall retain and indemnify Kodak Parties for any Liabilities arising under or related to any Contract between Marco Querci and Sun Parties or their Affiliates and under any Benefit Plan provided to Mr. Querci by Sun Parties or their Affiliates.  Kodak Parties shall retain and indemnify Sun Parties for any Liabilities arising under or related to any Contract between Mr. Querci and KPG LLC, Barbados Co. or their Affiliates and under any Benefit Plan provided to Mr. Querci by KPG LLC, Barbados Co. or their Affiliates.

          Section 5.15.          Transactions by Kodak Parties.  (a)      Sun Parties understand and acknowledge that Kodak Parties and their Affiliates, at any time prior to the Closing, may discuss, investigate, negotiate, enter into or consummate an asset purchase, stock purchase, tender offer, exchange offer, merger, joint venture, business combination, distribution or other commercial arrangement or other transaction with any Persons, including any such Person engaged in a business similar to or that competes with the Business (each such action, a “Kodak Party Transaction Activity”).  Sun Parties agree that employees of KPG LLC, Barbados Co. and their Affiliates may assist Kodak Parties in the conduct of Kodak Party Transaction Activities, provided that such assistance shall not unduly interfere with the professional responsibilities of such employees.  Sun Parties, on their own behalf and on behalf of all their Affiliates, hereby (i) consent to, permit and agree not to object to, obstruct, or otherwise delay or interfere with any and all Kodak Party Transaction Activities, and (ii) irrevocably waive any claim that any Kodak Party Transaction Activity constitutes a breach or violation of (A) this Agreement, the LLC Agreement, the Unanimous Shareholder Agreement or any other agreement among Kodak Parties or their Affiliates or KPG LLC, Barbados Co. or their Affiliates, on the one hand, and Sun Parties or their Affiliates, on the other hand, or (B) the Delaware Limited Liability Company Act or any similar statutes applicable to Barbados Co. or any of the Affiliates of KPG LLC or Barbados Co. or, in each case, any regulations or judicial decisions related to or interpreting such statutes.

                         (b)          If (i) Kodak Parties consummate, prior to July 11, 2005, any asset purchase, stock purchase, tender offer, exchange offer, merger, joint venture, business combination or similar transaction of or involving a Person that was considered as an acquisition candidate at a meeting of the Board of Members of KPG LLC or the Board of Directors of Barbados Co. at any time from January 1, 2004 until December 20, 2004, (ii) Sun Parties provide written notice to Kodak Parties that Sun Parties believe that all of the conditions contained in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and that all of the conditions contained in Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or will be waived by Sun Parties, (iii) Kodak Parties assert that such conditions contained in Section 6.1 or Section 6.2 have not been satisfied and refuse to consummate the transactions contemplated by this Agreement, and (iv) an arbitrator mutually chosen by Kodak Parties and Sun Parties (the “Arbitrator”) makes a determination (the “Arbitration Determination”) that all of the conditions contained in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing) were satisfied and that Kodak Parties breached their obligation to consummate the transactions contemplated by this Agreement, then at any time prior to the thirtieth (30th) day following the receipt of the Arbitration Determination Sun Parties may provide written notice to Kodak Parties that Sun Parties have elected to cause a Sales Process (as defined below) to occur.  For purposes hereof, “Sales Process” shall mean a process to sell the assets or equity interests of KPG LLC and Barbados Co. and their Affiliates as follows:  (a) Sun Parties and Kodak Parties shall jointly engage an investment banking firm (or if no firm can be agreed upon, Sun Parties and Kodak Parties shall each choose an investment banking firm and the two firms shall jointly choose a third investment banking firm, which third firm will be engaged by Sun Parties and Kodak Parties), (b) the engaged investment banking firm shall identify and contact potential acquirors (including Sun Parties and Kodak Parties), distribute offering memoranda and other customary marketing material and information to such potential acquirors and conduct an auction process to determine the bidder willing to pay the highest price to acquire all of the assets or equity interests of KPG LLC, Barbados Co. and their Affiliates, and (c) Sun Parties and Kodak Parties shall, or shall cause KPG LLC, Barbados Co. and their respective Affiliates to, enter into and consummate a definitive agreement relating to such acquisition.  In the event that Sun Parties elect to initiate a Sales Process and Kodak Parties comply with their obligations under the preceding sentence, Sun Parties hereby acknowledge that they shall be deemed to have waived and released any and all claims, causes of action, judgments and awards, whether under this Agreement, at common law, in equity or otherwise, that Sun Parties or any of their Affiliates may have in connection with, arising out of or resulting from, the breach by Kodak Parties of this Agreement.  As used herein, Arbitration Determination shall be accomplished as follows:  (x) the Arbitrator shall be selected by the parties, (y) within thirty (30) days after its selection, the Arbitrator shall review the relevant facts and positions of each of Kodak Parties and Sun Parties, as presented in writing and (if requested by the Arbitrator) orally before the Arbitrator, and (z) the Arbitrator shall make the Arbitration Determination within ten (10) days after the completion of the presentation made pursuant to Clause (y).  The Arbitration Determination shall have the sole purpose and effect of determining whether Sun Parties are entitled to cause a Sales Process to occur.  Without limiting the generality of the preceding sentence, the Arbitration Determination shall have no force and effect, and no evidence of the Arbitration Determination may be introduced, in connection with any proceeding initiated by Sun Parties or Kodak Parties in accordance with Section 10.8, including any proceeding initiated by Sun Parties seeking monetary damages or specific performance in connection with any alleged breach of this Agreement by Kodak Parties.

          Section 5.16.        Columbus Facility.  Sun Parties shall take and shall cause its Affiliates to take all such actions as are necessary, desirable or as shall be reasonably requested by Kodak Parties to carry out the intent of the resolutions and effect the transactions regarding KPG LLC’s Columbus manufacturing facility outlined to and adopted by the Finance Committee of the Board of Directors of KPG LLC at its September 1, 2004 meeting, as ratified by the Board of Managers of KPG LLC at its September 24, 2004 meeting.

          Section 5.17.        Pension Plan.

                         (a)          Sun Parties shall procure that each of Sun Chemical Osterode Druckfarben GmbH and Sun Chemical Lasfelde GmbH will, and Kodak Parties shall procure that, subject to subparagraph (b) below, KPG Germany will, (i) continue as a participating carrier of the Pensionskasse Polychrome und Sun Chemical V.V.a.G. (the “German Pension Fund”) and (ii) make its regular contributions to the German Pension Fund in accordance with past practice as required by valuations of the current actuary, Dr. Richard Herrmann of Heubeck AG or a designated actuary provided by Huebeck AG in the event Dr. Herrmann is unavailable or cannot provide such information or, in the event that Heubeck AG is unavailable or cannot provide such information, another independent actuary (such valuations to reflect all current and future legal and statutory requirements) in respect of its respective officers, directors, employees, retirees and other beneficiaries.

          The parties shall procure that the assets of the German Pension Fund shall be allocated and attributed to each of KPG Germany, Sun Chemical Osterode Druckfarben GmbH and Sun Chemical Lasfelde GmbH on an accounting basis in accordance with past practice and as determined by the valuation of independent actuaries in accordance with the preceding paragraph of this Section.  The parties agree that the best estimate of the fair market value of the assets attributable to KPG Germany (“KPG Plan Assets”) as of January 1, 2004 (“Asset Measurement Date”) was no less than EUR 27,719,207 (“Starting Value”) in accordance with an actuarial report under Statement of Financial Accounting Standards No. 87 prepared by Heubeck AG and dated February 10, 2004.  Going forward, the fair market value of KPG Plan Assets shall be determined as follows as of any future Date D:

1.	Starting Value, plus
2.	cumulative contributions paid by KPG Germany to the German Pension Fund from Asset Measurement Date to Date D, plus (or less, as applicable)
3.

an equitable share of the investment return (gain or loss) on the total assets that are attributable to the KPG Plan Assets (including the above contributions, in accordance with their timing) from Asset Measurement Date to Date D, less

4.	benefit payments made to officers, directors, employees, retirees and other beneficiaries of KPG Germany (“KPG Beneficiaries”) from Asset Measurement Date to Date D, and less
5.	an equitable share of any other costs of the German Pension Fund, such as administrative expenses and insurance costs, from Asset Measurement Date to Date D.

                      The fair market value of the assets attributable to Sun Chemical Osterode Druckfarben GmbH and Sun Chemical Lasfelde GmbH shall be determined in the same manner.

                         (b)            In the event that either KPG Germany or Sun Chemical Osterode Druckfarben GmbH and Sun Chemical Lasfelde GmbH decide to exit from the German Pension  Fund,  the Kodak Parties or the Sun Parties, as applicable, will provide all reasonable assistance to help the exiting party expedite the process (including, without limitation, assistance with respect to obtaining any required Governmental Authorization or Non-Governmental Authorization), recognizing that any costs of exiting the German Pension Fund will be born by each party to the extent that those costs relate to the portion of the assets of the German Pension Fund attributable to that party.  All  KPG  Beneficiaries and all Sun Chemical V.V. a. G. (Pensionkasse) beneficiaries shall then have a vested interest in such benefits as have been earned by them and accrued up until the exit date.  Payment of benefits shall be made in accordance with the  statutes of  the  German  Pension Fund and the Kodak Parties and the Sun Parties shall take all reasonable steps to ensure that all assets of the German Pension Fund shall be used to pay their respective beneficiaries, and  that  any  surplus  assets shall be used to increase the benefits of each party’s beneficiaries in accordance with the respective share of the assets of the German Pension Fund attributable to each party as of the applicable exit date.

          Section 5.18.          Distribution Agreement.  Between the date hereof and the Closing, the parties will negotiate in good faith and draft a distribution agreement containing the terms set forth on Schedule 5.18 (the “Distribution Agreement”) and, at the Closing, the parties to the Distribution Agreement will execute and deliver the Distribution Agreement.

          Section 5.19.          Avranches Facility.  From and after the date hereof, Sun Parties and Kodak Parties shall, and shall cause their Affiliates to, cooperate to complete all actions and execute and deliver all documents necessary to transfer the ownership of the Avranches Facility from Barbados Co. (or its Affiliate of Barbados Co. that owns the Avranches Facility) to any one of Sun Parties or their Affiliates immediately following the Closing Date.  Without limiting the generality of the foregoing, the parties shall, as soon as practicable following the date hereof, execute and deliver a promesse de vente, which shall be governed by the laws of France and shall provide for the transfer of the Avranches Facility in accordance with French Law and shall provide that, among other things, (a) the transfer of the Avranches Facility shall be subject only to the requirements of French Law and the consummation of the Closing, (b) Kodak Parties, KPG LLC, Barbados Co. and their respective Affiliates make no representations or warranties with respect to the Avranches Facility, (iii) Sun Parties and their Affiliates, as applicable, shall perform all of their obligations relating to the Avranches Facility as set forth in Section 7.3(a)(iii) and Section 7.6(a) and in the Avranches Assumption Agreement and (iv) Barbados Co. (or its Affiliate of Barbados Co. that owns the Avranches Facility) shall deliver on or prior to the Closing Date a certificate stating that Barbados Co. (or its Affiliate of Barbados Co. that owns the Avranches Facility) deems the fair market value of the Avranches Facility to be received as of the date of such certificate.  All costs and expenses of the transactions referred to in this Section 5.19, including notary and filing fees, shall be borne equally by Sun Parties and Kodak Parties.

          Section 5.20.          Watford Property.  Kodak Parties and Sun Parties agree that, following the Closing until the termination of the existing lease effective August 11, 1980 between The Strathclyde Regional Council and Polychrome Limited (the “Watford Lease”) for the property located at Sandown Road, Watford, Hertfordshire (the “Watford Property”), Barbados Co. and its Affiliates and Sun Parties and their Affiliates shall continue to occupy and use the Watford Property consistently with their occupancy and use immediately prior to the date hereof.

Following the termination of the Watford Lease, Kodak Parties shall reimburse Sun Parties for the portion of the delapidation charges paid by Sun Parties to the landlord under the Watford Lease (as documented by Sun Parties to the reasonable satisfaction of Kodak Parties) that is equal to a fraction, the numerator of which is the number of days from January 1, 1998 to the date of termination of the Watford Lease, and the dcnominator of which is the number of days from the date of commencement of the Watford Lease to the date of termination of the Watford Lease.

          Section 5.21.          Car Leases.  Following the Closing Date, Kodak Parties (and their Affiliates, as applicable) agree to purchase from General Motors Fleet and Commercial Operations  (i) a minimum of 80 vehicles, in the aggregate, of the vehicles offered to SCC by General Motors Fleet and Commercial Operations pursuant to the 2005 Model Year Competitive Assistance Program for SCC (provided, that all vehicles purchased by KPG LLC and Barbados Co. and their Affiliates in the model year 2005 whether before or after the Closing shall be credited against the obligation contained in this clause (i)) and (ii) a minimum of 80 vehicles, in the aggregate, of the vehicles offered to SCC by General Motors Fleet and Commercial Operations pursuant to the 2006 Model Year Competitive Assistance Program for SCC.

          Section 5.22.          Plate Technology License Agreement.  Between the date hereof and the Closing, the parties will negotiate in good faith and draft a license agreement containing the terms set forth on Schedule 5.22 (the “Plate Technology License Agreement”) and, at the Closing, the parties to the Plate Technology License Agreement will execute and deliver the Plate Technology License Agreement, the provisions of which shall be in addition to any other right or remedy to which Sun Parties may be entitled at law, in equity or under this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

          Section 6.1.          Conditions to the Obligations of Kodak Parties and Sun Parties.  The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

                         (a)          HSR Act, EU Competition Laws and Other Competition Laws.  All Competition Filings shall have been made and any required waiting period under such Laws applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been earlier terminated and any required approval or consent under such Laws applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have been received.

                         (b)          Work Council and Employee Matters.  Any and all Governmental Authorizations and Non-Governmental Authorizations required by any works council or similar entity or organization relating to employee matters to be obtained in connection with the execution, delivery and performance by each party of this Agreement and each of the Ancillary Agreements shall have been obtained.

                         (c)          No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other order that is in effect on the Closing Date and prohibits the consummation of any transactions contemplated by this Agreement or the Ancillary Agreements.

          Section 6.2.          Conditions to the Obligations of Kodak Parties.  The obligation of Kodak Parties to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

                         (a)          Representations and Warranties.  The representations and warranties of Sun Parties contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date, and except for changes resulting from the performance of the Redemption Transactions), and Kodak Parties shall have received a certificate signed on behalf of Sun Parties by a senior officer of Sun Parties to the effect that such senior officer has read this Section 6.2(a) and that to the best of his knowledge the condition set forth in this Section 6.2(a) has been satisfied (which certificate shall not impose any personal liability on such officer).

                         (b)          Covenants.  The covenants and agreements of Sun Parties to be performed on or prior to the Closing shall have been duly performed in all material respects, and Kodak Parties shall have received a certificate signed on behalf of Sun Parties by a senior officer of Sun Parties to the effect that such senior officer has read this Section 6.2(b) and that to the best of his knowledge the condition set forth in this Section 6.2(b) has been satisfied (which certificate shall not impose any personal liability on such officer).

                         (c)          No Proceedings.  There shall not be pending or in effect by or before any Governmental Entity any proceeding, any judgment, decree, injunction or other order or any condition:  (i) challenging or seeking to restrain or prohibit any transactions contemplated by this Agreement or the Ancillary Agreements, (ii) seeking to impose or imposing limitations on the ability of Kodak Parties or any of their Affiliates to acquire or hold, or exercise full rights of ownership of, the LLC Interests, the Shares, the BV-1 Shares or any other assets of Kodak Parties or any of their Affiliates or KPG LLC or Barbados Co. or any of their Affiliates, or (iii) seeking to prohibit or prohibiting Kodak Parties or any of their Affiliates or KPG LLC or Barbados Co. or any of their Affiliates from effectively controlling, in any material respect, the Business.

                         (d)          Deliveries.  Kodak Parties shall have received each of the deliveries to be made pursuant to Section 2.5.

                         (e)          Consents.  Sun Parties, Kodak Parties, KPG LLC and Barbados Co. shall have received all consents set forth on Schedule 6.2(e).

                         (f)          Ancillary Agreements.  Each of Sun Parties and their Affiliates and each other Person (other than Kodak Parties and their Affiliates) that is a party to an Ancillary Agreement shall have executed and delivered such Ancillary Agreement and each such Ancillary Agreement shall be in full force and effect, subject to the consummation of the transactions contemplated by this Agreement.

                         (g)          Opinion.  Kodak Parties shall have received an opinion from counsel to Sun Parties substantially in the form of Schedule 6.2(g).

                         (h)          Material Adverse Effect.  Since the date hereof, there shall not have occurred any Force Majeure Event or Force Majeure Events that, individually or in the aggregate, have had or are reasonably likely to have an effect that is materially adverse to the business, condition (financial or otherwise), assets or results of operations of the Business, taken as a whole.

          Section 6.3.          Conditions to the Obligations of Sun Parties.  The obligation of Sun Parties to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

                         (a)          Representations and Warranties.  The representations and warranties of Kodak Parties contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date, and except for changes resulting from the performance of the Redemption Transactions), and Sun Parties shall have received a certificate signed on behalf of Kodak Parties by an officer of Kodak Parties to the effect that such officer has read this Section 6.3(a) and that to the best of his knowledge the condition set forth in this Section 6.3(a) has been satisfied (which certificate shall not impose any personal liability on such officer).

                         (b)          Covenants.  The covenants and agreements of Kodak Parties to be performed on or prior to the Closing shall have been duly performed in all material respects, and Sun Parties shall have received a certificate signed by an officer of Kodak Parties to the effect that such officer has read this Section 6.3(b) and that to the best of his knowledge the condition set forth in this Section 6.3(b) has been satisfied (which certificate shall not impose any personal liability on such officer).

                         (c)          Deliveries.  Sun Parties shall have received each of the deliveries to be made pursuant to Section 2.4.

                         (d)          Ancillary Agreements.  Each of Kodak Parties and their Affiliates and each other Person (other than Sun Parties and their Affiliates) that is a party to an Ancillary Agreement shall have executed and delivered such Ancillary Agreement and each such Ancillary Agreement shall be in full force and effect, subject to the consummation of the transactions contemplated by this Agreement.

                         (e)          Opinion.  Sun Parties shall have received an opinion from counsel to Kodak Parties substantially in the form of Schedule 6.3(e).

                         (f)          Release of Guarantees.  The guarantees entered into by Sun Parties and their Affiliates with respect to the debt of KPG LLC and Barbados Co. in effect on the date hereof shall have been released and terminated effective as of the Closing.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

          Section 7.1.          Survival.  The representations and warranties of Sun Parties and Kodak Parties contained in this Agreement shall survive the Closing and shall terminate upon the expiration of the applicable statute of limitations; provided, however, that the representations and warranties of Sun Parties contained in Sections 3.7 and 3.8 shall terminate upon expiration of 18 months after the Closing Date.  Notwithstanding anything in the foregoing to the contrary, in the event notice of any claim for indemnification under this Agreement shall have been given (in accordance with this Article VII and Section 10.1) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

          Section 7.2.          Indemnification by Kodak Parties.  Kodak Parties, jointly and severally, shall indemnify, defend and hold harmless each Sun Party, its Affiliates, and their respective directors, officers, shareholders, partners, agents and employees and their heirs, successors and assigns (the “Sun Parties Indemnified Parties”) from, against and in respect of any damages, liabilities, claims, losses, charges, corrective or remedial actions, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) imposed on, sustained, incurred or suffered by or asserted against any of the Sun Parties Indemnified Parties, to the extent relating to or arising out of (i) any breach of any representation or warranty made by Kodak Parties contained in this Agreement, (ii) the breach of any covenant or agreement of any Kodak Party contained in this Agreement (other than in Section 5.5, for which separate and exclusive provision is made in Section 5.5), (iii) any Liabilities of KPG LLC, Barbados Co. or their Affiliates arising after the Closing, other than as specifically retained or assumed by Sun Parties pursuant to the terms of this Agreement or any Ancillary Agreement (it being understood that such indemnification shall not limit or otherwise affect the indemnification obligations of Sun Parties pursuant to Section 7.3), and (iv) any Liabilities relating to, arising out of or resulting from the violation of any Environmental Law as a result of the ownership or operation of the Other Sun Contributed Properties by any Person or the investigation, removal, remediation, containment, cleanup or abatement of the presence, release or threatened release of any Hazardous Substance from the Other Sun Contributed Properties, whether before or after the Closing.

          Section 7.3.          Indemnification by Sun Parties.

                         (a)          Sun Parties, jointly and severally, shall indemnify, defend and hold harmless each Kodak Party, its Affiliates, and their respective directors, officers, shareholders, partners, agents and employees and their heirs, successors and assigns (the “Kodak Parties Indemnified Parties” and, collectively with the Sun Parties Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Kodak Parties Indemnified Parties, to the extent relating to or arising out of (i) any breach of any representation or warranty made by Sun Parties contained in this Agreement, (ii) the breach of any covenant or agreement of any Sun Party contained in this Agreement (other than in Section 5.5, for which separate and exclusive provision is made in Section 5.5), and (iii) any Liabilities relating to, arising out of or resulting from the violation of any Environmental Law as a result of the ownership or operation of the Avranches Facility by any Person or the investigation, removal, remediation, containment, cleanup or abatement of the presence, release or threatened release of any Hazardous Substance from the Avranches Facility, whether before or after the Closing.

                         (b)          To the extent any amount has been agreed by Sun Parties and Kodak Parties or has been finally adjudged, without further right of appeal, by a court of competent jurisdiction to be owed by any Sun Party or any of its Affiliates to Kodak Parties, any of their Affiliates or to the Kodak Parties Indemnified Parties under this Agreement, the Kodak Parties Indemnified Parties may, exercisable at their option by written notice to Sun Parties, elect to satisfy any portion or all of such amount by offsetting any such portion or all of  such amount against payments otherwise owed by Kodak Parties or any of their Affiliates to Sun Parties and their Affiliates under this Agreement, including under Sections 2.1 and 2.2 (including any Exhibits referenced therein) and this Article VII; provided that such offset against such payments otherwise owed by Kodak Parties to Sun Parties shall not affect the recovery by the Kodak Parties Indemnified Parties of any indemnity payment or portion thereof which has not been so discharged at Kodak Parties’ election under this Section 7.3(b).

          Section 7.4.          Indemnification Procedures.  With respect to third party claims, all claims for indemnification under this Article VII by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.4.  In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party in writing of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, however, that any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure has had a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such claim or demand.  The Indemnifying Party shall have forty-five (45) days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand.  Should (i) any Indemnifying Party assume or control any defense, as aforesaid, and (ii) any one or more Indemnified Parties reasonably determine that there is or may be a conflict of interest between, or substantially different defenses for, the Indemnified Party and the Indemnifying Party, then such Indemnified Parties shall have the right to employ no more than one firm of attorneys (plus necessary local counsel) to represent their separate interests and such expenses shall be a liability of, and shall be paid by, the Indemnifying Party.  All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party.  Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense.

If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would expressly admit wrongdoing or would not release the Indemnified Party from all Liabilities and obligations with respect to such claim or that would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or affiliate thereof.  If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the portion of any such claim or demand as to which the defense by the Indemnified Party is unsuccessful (and all reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder.  The Indemnified Party shall use its reasonable best efforts in the defense of all claims and demands that it defends.  To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party shall give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with and obtain the testimony of the employees and counsel of the Indemnified Party and otherwise cooperate in the Indemnifying Party’s defense or settlement of the third party claim or demand; provided that the Indemnifying Party will reimburse the Indemnified Party for its reasonable and documented out-of-pocket costs and expenses arising from such access and cooperation.

          Section 7.5.          Characterization of Indemnification Payments.  All amounts paid by Sun Parties or Kodak Parties, as the case may be, under Article II, Section 5.5 or this Article VII shall be treated as (i) adjustments to the payments made pursuant to Sections 2.1 and 2.2 (including any Exhibits referenced therein) for U.S. Tax purposes, and (ii) as adjustments to the payments made pursuant to Sections 2.1 and 2.2 (including any Exhibits referenced therein) for all other relevant Tax purposes, except to the extent such treatment would be inconsistent with applicable Law, in which case the relevant Kodak Parties and Sun Parties shall in good faith seek to reach an agreement as to the appropriate treatment.

          Section 7.6.          Release of Contribution Rights for Environmental Claims.

                         (a)          Sun Parties (on their own behalf and on behalf of their Affiliates) hereby waive any right to seek contribution or other recovery from Kodak Parties or from any of their Affiliates with respect to the Avranches Facility that any of them may now or in the future ever have under any Environmental Laws, as such Laws were in the past or are currently in effect, or may in the future be enacted or be in effect.  Sun Parties (on their own behalf and on behalf of their Affiliates) hereby further unconditionally release Kodak Parties and their Affiliates from any and all claims, demands and causes of action with respect to the Avranches Facility that any of them may now or in the future ever have against Kodak Parties or any of their Affiliates for recovery under any Environmental Laws as such Laws were in the past or are currently in effect, or may in the future be enacted or be in effect.  Nothing in this Section 7.6(a) shall affect the rights that Kodak Parties may have under Section 7.3(a)(iii).

                         (b)          Kodak Parties (on their own behalf and on behalf of their Affiliates) hereby waive any right to seek contribution or other recovery from Sun Parties or from any of their Affiliates with respect to the Other Sun Contributed Properties that any of them may now or in the future ever have under any Environmental Laws, as such Laws were in the past or are currently in effect, or may in the future be enacted or be in effect.  Kodak Parties (on their own behalf and on behalf of their Affiliates) hereby further unconditionally release Sun Parties and their Affiliates from any and all claims, demands and causes of action with respect to the Other Sun Contributed Properties that any of them may now or in the future ever have against Sun Parties or any of their Affiliates for recovery under any Environmental Laws as such Laws were in the past or are currently in effect, or may in the future be enacted or be in effect.  Nothing in this Section 7.6(a) shall affect the rights that Sun Parties may have under Section 7.2(iv).

          Section 7.7.          Exclusive Remedy.  After the Closing, to the extent permitted by Law, the indemnities set forth in this Article VII shall be the exclusive remedies of the Kodak Parties Indemnified Parties and Sun Parties Indemnified Parties for any misrepresentation, breach of warranty or breach of any covenant or agreement contained in this Agreement (other than in Section 5.5, for which separate and exclusive provision is made in Section 5.5) or otherwise with respect to the transactions contemplated by this Agreement and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive; provided, however, that the limitations set forth in this Section 7.7 shall not apply to any claims involving allegations of fraud.

ARTICLE VIII

TERMINATION

          Section 8.1.          Termination.  This Agreement may be terminated at any time prior to the Closing:

                         (a)          by mutual agreement of Kodak Parties and Sun Parties;

                         (b)          by either Kodak Parties or Sun Parties, by giving written notice of such termination to the other, if (i) subject to clause (ii), the Closing shall not have occurred on or prior to July 11, 2005, or (ii) the Closing shall not have occurred on or prior to October 11, 2005 if all conditions to Closing other than the conditions set forth in Section 6.1(a) and Section 6.1(c) have been satisfied on or prior to July 11, 2005; provided that, in each case, the terminating party is not in material breach of its obligations under this Agreement in a manner that shall have contributed to the occurrence of the failure of the Closing to occur; or

                         (c)          by either Kodak Parties or Sun Parties if there shall be in effect any Law that prohibits the Closing or if the Closing would violate any non-appealable final order, decree or judgment of any Governmental Entity having competent jurisdiction.

                         The party desiring to terminate this Agreement pursuant to clause (b) or (c) of this Section 8.1 shall give written notice of such termination to the other parties.

          Section 8.2.          Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Section 2.2(c) (paragraph (c) under Redemption of Shares), Section 5.5(a) (paragraph (a) under Tax Matters), Section 5.15 (Transactions by Kodak Parties), Section 10.1 (Notices), Section 10.4 (Entire Agreement; Termination of Certain Agreements; Representations and Warranties), Section 10.6 (Public Disclosure), Section 10.7 (Expenses) and Section 10.8 (Governing Law; Submission to Jurisdiction; Selection of Forum; Specific Performance) (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.2 shall relieve any party from liability for any willful breach of this Agreement that arose prior to such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.

ARTICLE IX

RELEASES

          Section 9.1.          Release by Sun Parties and their Affiliates.  Sun Parties, on behalf of themselves and on behalf of their respective Affiliates, successors, executors, trustees, stock or interest holders, employees or other representatives and assigns (all such Persons, together with Sun Parties, the “Sun Parties Release Parties”), effective as of the Closing, hereby release and forever discharge Kodak Parties, and their Affiliates, successors, executors, trustees, stock or interest holders, employees or other representatives and assigns (all such Persons, together with Kodak Parties, the “Kodak Parties Release Parties”), from any and all Liabilities which the Sun Parties Release Parties may have or may have had, known or unknown, from the beginning of the world to the end of time, arising out of, under or relating to the ownership and operation of KPG LLC and Barbados Co. and their Affiliates, including any and all Liabilities arising out of, under or relating to the LLC Agreement (other than Section 6.4 thereof), the Unanimous Shareholder Agreement (other than Section 6.4 thereof) and the Contribution Agreement; provided that nothing herein constitutes a release from, waiver of, or otherwise applies to the terms of this Agreement (including any matters for which Kodak Parties have indemnification obligations pursuant to the provisions of this Agreement), the agreements or other documents to be executed or delivered pursuant to Article II, the Ancillary Agreements or any Continuing Intercompany Agreement or any enforcement thereof.

          Section 9.2.          Release by Kodak Parties and Their Affiliates.  Kodak Parties, on behalf of themselves and on behalf of the other Kodak Parties Release Parties (including KPG LLC, Barbados Co., and their Affiliates), effective as of the Closing, hereby release and forever discharge all Sun Parties Release Parties from any and all Liabilities which the Kodak Parties Release Parties may have or may have had, known or unknown, from the beginning of the world to the end of time, arising out of, under or relating to the ownership and operation of KPG LLC and Barbados Co. and their Affiliates, including any and all Liabilities arising out of, under or relating to the LLC Agreement, the Unanimous Shareholder Agreement and the Contribution Agreement; provided that nothing herein constitutes a release from, waiver of, or otherwise applies to the terms of this Agreement (including any matters for which Sun Parties have indemnification obligations pursuant to the provisions of this Agreement), the agreements or other documents to be executed or delivered pursuant to Article II, the Ancillary Agreements or any Continuing Intercompany Agreement or any enforcement thereof.

ARTICLE X

MISCELLANEOUS

          Section 10.1.        Notices.  Any notice or other communication hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a reputable courier service, or if sent by telecopier; provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To Sun Parties until
February 1, 2005:	SUN CHEMICAL CORPORATION
222 Bridge Plaza South
Fort Lee, NJ 07024
Telephone: (201) 224-4600
Telecopy: (201) 224-2439
Attn: General Counsel

To Sun Parties on and after
February 1, 2005:	SUN CHEMICAL CORPORATION
35 Waterview Boulevard
Parsippany, New Jersey 07054
Telephone: (973) 404-6500
Telecopy: (973) 404-6439
Attn: General Counsel

In each case,

with a copy to:	PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Telephone: (212) 373-3000
Telecopy: (212) 757-3990
Attn: Marc E. Perlmutter, Esq.
Judith R. Thoyer, Esq.

To Kodak Parties:	EASTMAN KODAK COMPANY
343 State Street
Rochester, New York 14650
Telephone: (585) 724-4332
Telecopy: (585) 724-9549
Attn: General Counsel

With a copy to:	SULLIVAN & CROMWELL LLP
125 Broad Street
New York, New York 10004
Telephone: (212) 558-4000
Telecopy: (212) 558-3588
Attn: Stephen M. Kotran, Esq.

          Section 10.2.        Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Kodak Parties and Sun Parties, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as provided in Section 7.7, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

          Section 10.3.        No Assignment or Benefit to Third Parties.  Except as set forth in the following sentence, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other parties hereto.  Kodak Parties may assign any or all of their rights and obligations hereunder to any of their Affiliates; provided that any such assignment shall not relieve Kodak Parties from their obligations hereunder.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Kodak Parties, Sun Parties, the Indemnified Parties (in their capacity as such) or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

          Section 10.4.        Entire Agreement; Termination of Certain Agreements; Representations and Warranties.  This Agreement (including the Exhibits and Schedules hereto), the agreements or other documents to be executed or delivered pursuant to Article II, the Continuing Intercompany Agreements and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.  Without limiting the generality of the foregoing, but subject to Section 5.11, the LLC Agreement, the Unanimous Shareholder Agreement and the Contribution Agreement shall terminate, and be of no further force and effect, as of the Closing, notwithstanding anything to the contrary contained therein, except that Section 6.4 of each of the LLC Agreement and the Unanimous Shareholder Agreement shall survive this Agreement and the consummation of the transactions contemplated hereby.  Except for the representations and warranties contained in Article III or in any of the agreements or other documents to be executed or delivered pursuant to Article II, and subject to Section 5.11 hereof, none of Sun Parties nor any other Person makes any other express or implied representation or warranty on behalf of Sun Parties.  Except for the representations and warranties contained in Article IV or in any of the agreements or other documents to be executed or delivered pursuant to Article II, none of Kodak Parties nor any other Person makes any other express or implied representation or warranty on behalf of Kodak Parties.

          Section 10.5.        Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, the agreements or other documents to be executed or delivered pursuant to Article II or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

          Section 10.6.        Public Disclosure.  Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of any applicable Law or the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, in which case the disclosing party will give the other parties hereto advance notice of the release and an opportunity to comment, no press release or similar public announcement or communication shall ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the execution or performance of this Agreement or the Ancillary Agreements unless specifically approved in advance by all parties hereto.

          Section 10.7.        Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the costs and expenses of any due diligence investigations undertaken in connection therewith, shall be borne by the party incurring such costs and expenses.  Notwithstanding the previous sentence, the parties acknowledge and agree that all costs and expenses incurred by Sun Parties, Kodak Parties, KPG LLC, Barbados Co. or their respective Affiliates in connection with the Redemption Transactions shall be borne solely by Sun Parties, except that all expenses occurring in connection with Section 2.2(a)(i)(B) shall be borne solely by Kodak Parties.  Sun Parties and Kodak Parties shall each pay 50% of the filing fees related to any Competition Filings made pursuant to this Agreement.

          Section 10.8.        GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; SPECIFIC PERFORMANCE.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  SUBJECT TO SECTION 5.15, EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR NEW YORK COUNTY (THE “CHOSEN COURTS”) AND SOLELY IN

CONNECTION WITH CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 10.1 OF THIS AGREEMENT AND (V) ACKNOWLEDGES THAT THE OTHER PARTIES WOULD BE IRREPARABLY DAMAGED IF ANY OF THE PROVISIONS OF THIS AGREEMENT ARE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS AND THAT ANY BREACH OF THIS AGREEMENT COULD NOT BE ADEQUATELY COMPENSATED IN ALL CASES BY MONETARY DAMAGES ALONE AND THAT, IN ADDITION TO ANY OTHER RIGHT OR REMEDY TO WHICH A PARTY MAY BE ENTITLED, AT LAW OR IN EQUITY, IT SHALL BE ENTITLED TO ENFORCE ANY PROVISION OF THIS AGREEMENT BY A DECREE OF SPECIFIC PERFORMANCE AND TO TEMPORARY, PRELIMINARY AND PERMANENT INJUNCTIVE RELIEF TO PREVENT BREACHES OR THREATENED BREACHES OF ANY OF THE PROVISIONS OF THIS AGREEMENT, WITHOUT POSTING ANY BOND OR OTHER UNDERTAKING.

          Section 10.9.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

          Section 10.10.      Headings.  The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

          Section 10.11.      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          Section 10.12.      Schedules.  The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Sun Parties or Kodak Parties or to otherwise imply that any such matter is material for the purposes of this Agreement.  Each of Sun Parties and Kodak Parties may, from time to time prior to Closing, by written notice to the other in accordance with the terms of this Agreement, supplement or amend any Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation or warranty of such party contained herein.  No such supplemental or amended Schedule shall be deemed to cure any breach for purposes of Section 6.2(a) and Section 6.3(a).

[The remainder of this page intentionally left blank; Signature page follows]

          IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

SUN CHEMICAL CORPORATION

By:

Name:
Title:

SUN CHEMICAL GROUP B.V.

By:

Name:
Title:

EASTMAN KODAK COMPANY

By:

Name:
Title:

KODAK GRAPHICS HOLDINGS, INC.

By:

Name:
Title:

EXHIBIT A

FORM OF TRADEMARK ASSIGNMENT AND LICENSE TERMINATION AGREEMENT

This Trademark Assignment and License Termination Agreement (this “Agreement”), dated as of [April 1], 2005 (the “Effective Date”), is made by and between Sun Chemical Corporation, a Delaware corporation with an office at 35 Waterview Boulevard, Parsippany, New Jersey 07054 (“Assignor”), and Kodak Polychrome Graphics LLC, a Delaware limited liability company with an office at 401 Merritt 7, Norwalk, Connecticut 06851 (“Assignee”).

WHEREAS, Assignor, Assignee and certain other companies under common control with Assignee and as approved by Assignor in writing from time to time are parties to that certain Trademark License Agreement, dated as of December 31, 1997, as amended by Amendment No. 1, dated as of December 12, 2002 (the “Trademark License Agreement”);

WHEREAS, Assignor owns all right, title and interest in the trade name “Polychrome”, the trademark POLYCHROME, each of the trademarks, service marks, trade names and trade dress which are the subject of the applications and registrations set forth in Annex A, the applications and registrations set forth in Annex A, and any other trademarks, service marks, trade names and trade dress specified in writing by Assignor from time to time pursuant to the Trademark License Agreement (collectively, the “Trademarks”);

WHEREAS, Assignor, [Name of SC USA Transferee], Sun Chemical Group B.V., Eastman Kodak Company and Kodak Graphics Holdings Inc. have entered into that certain Purchase Agreement, dated as of December [__], 2004 (the “Purchase Agreement”);

WHEREAS, capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, Assignor, Assignee and the other parties thereto wish to terminate the Trademark License Agreement; and

WHEREAS, Assignor desires to sell, assign and transfer, and Assignee desires to receive, the Trademarks.

NOW, THEREFORE, for good and valuable consideration, including the premises and covenants set forth in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Assignment.  Assignor hereby sells, assigns and transfers irrevocably to Assignee, and Assignee hereby accepts the sale, assignment and transfer from assignor of, all right, title and interest in and to the trademarks, and all goodwill associated therewith and symbolized thereby, for Assignee’s and its Affiliates’ own use and enjoyment, and for the use and enjoyment of Assignee’s and its Affiliates’ successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by the Assignor if this Agreement and sale had not been made, together with all rights of priority and renewals, and all income, royalties or payments due or payable as of the Effective Date or thereafter, and all past, present and future claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff against third persons for infringement or other violation of the trademarks, together with the right to sue for and collect any resulting recovery of damages, lost profits, legal fees and costs, including from acts which may have occurred prior to the Effective Date for Assignee’s own use and enjoyment and for the use and enjoyment of its successors, assigns or other legal representatives (collectively, the “Trademark Rights”).  Assignor shall cooperate with Assignee as reasonably requested to effect and record such assignment with the United States Patent and Trademark office and any other applicable governmental authorities at the sole expense of Assignee.

2.

Trademark Rights.  Solely to the extent necessary to perfect the assignment to Assignee of the Trademarks, Assignor shall provide to Assignee and its Affiliates and their respective successors, assigns or other legal representatives, cooperation and assistance at assignee’s reasonable request and expense (including, without limitation, the execution and delivery of any and all affidavits, declarations, oaths, samples, exhibits, specimens and other documentation as may be reasonably required):  (1) in the prosecution of any application existing as of the Effective Date for registration of the Trademark Rights, or the renewal or continued maintenance of any registration existing as of the Effective Date of the Trademark Rights (provided that Assignor makes no representation or warranty that any unregistered Trademarks are capable of being registered, or that any registration of trademarks can be renewed or maintained); and (2) in the prosecution or defense of any interference, opposition, cancellation, infringement or other proceedings that may arise in connection with any of the Trademark Rights existing as of the Effective Date, including, without limitation, testifying as to any facts relating to the Trademark Rights assigned herein and this Agreement.

3.

Representations and Warranties of Assignor.  Assignor represents and warrants that it owns the Trademarks exclusively, free and clear of all Encumbrances and licenses, and that to its knowledge the Trademarks do not violate and have not at any time violated the rights of any third Person as currently or previously used in the Business.  No claims have been asserted or threatened in writing by any third Person against Assignor or its Affiliates concerning the validity, ownership, enforceability, registerability, scope or use of the Trademarks.  Assignor represents and warrants that the Trademarks constitute all trademarks, designations and filings owned by Assignor or its Affiliates throughout the world immediately prior to the Effective Date that are similar to the Trademarks and used or held for use in the Business, or that are otherwise confusingly similar to the Trademarks.

4.

Representations and Warranties of each of Assignor and Assignee.  Assignor and Assignee each represents and warrants to the other that (1) it has all requisite corporate or similar power and authority, and has taken all corporate action necessary, in order to execute, deliver and perform its obligations under this Agreement and (2) this Agreement is a valid and binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.

Termination of Trademark License Agreement.  Assignor and Assignee acknowledge that, pursuant to and in accordance with the terms of the Purchase Agreement, as of the Effective Date, the Trademark License Agreement shall be terminated.  Assignor and Assignee agree that, upon execution of this Agreement and notwithstanding the provisions of Article 6 of the Trademark Agreement, Assignee shall have no obligation to pay to Assignor royalties owing under Article 6 of the Trademark License Agreement with respect to any period after December 31, 2004; provided that Assignee shall pay Assignor on the date hereof, to the extent not paid prior to the date hereof, the amount of all such royalties accrued up to December 31, 2004.

6.

Future Assurances.  Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

7.	Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York, without giving effect to principles of conflicts of laws.

2

8.

Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

9.	Modifications. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

10.	Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

3

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Assignor and Assignee as of the date first above written.

[Notary Seal for Assignor]	SUN CHEMICAL CORPORATION

By

Name:
Title:

KODAK POLYCHROME GRAPHICS LLC

By

Name:
Title:

4

CERTIFICATE OF ACKNOWLEDGMENT

STATE OF ____________
ss.:
COUNTY OF __________

                    On this ____ day of _______________ 20__, before me personally came [name], to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that he is the [office held] of Sun Chemical Corporation, a Delaware corporation, and that he executed the foregoing instrument in the firm name of Sun Chemical Corporation, and that he had authority to sign the same, and he acknowledged to me that he executed the same as the act and deed of said firm for the uses and purposes therein mentioned.

________________________________________________
Notary Public - State of ____________________________

Printed Name____________________________________

My Commission Expires:

______________________________________________

5

Annex A:  Trademarks

All of Sun’s worldwide right, title and interest in and to the following trademarks:

ADDISET
AQUALITH
CLEARPROOF
CROMAX
DLC
DLD
EASYPRINT
FOTOMER
FOTOPOS
IJP
MASTERPRINT
MILLENNIUM
PC & DESIGN
POLYCARE
POLYCHROME
POLYCHROME EASIRUN
POLYCHROME PC
POLYCHROME PC & DES
POLYCHROME SUPERUN
POLYCHROME WEBRUNNER
POLYCHROME WINNER
POLYPROOF
POLYTINT
POSAL
POSIMATTE
QUANTUM
SUPERPOS
VANTAGE
VECTOR
VISTAR & DESIGN
VITESSE
WEBRUNNER

including without limitation the following applications for registration and registrations of such trademarks, service marks, trade names and trade dress:

6

Marks owned by Rhone-Polunc

Matter	Status	Application No	Filing Date	TM NO	Issue Date

CROMAX-BX	REGISTERED	0000000000	4/18/1986	505166	9/12/1986
CROMAX-CA	REGISTERED			TMA340857	5/27/1988
CROMAX-CH	REGISTERED	0000000000	4/18/1986	505166	9/12/1986
CROMAX-DE	REGISTERED	0000000000	4/18/1986	505166	9/12/1986
CROMAX-FI	REGISTERED	2932/86	7/21/1986	118289	4/21/1992
CROMAX-FR	REGISTERED	0000000000	4/18/1986	505166	9/12/1986
CROMAX-GB	REGISTERED	1,272,465	4/18/1986	1272465	4/18/1983
CROMAX-IT	REGISTERED	0000000000	4/18/1986	505166	9/12/1986
CROMAX-NZ	REGISTERED	166,746	7/18/1986	166746	7/18/1986
CROMAX-US	REGISTERED	610,843	7/22/1986	1443739	6/23/1987

Marks owned by Polychrome GmbH

Matter	Status	Application No	Filing Date	TM NO	Issue Date

POLYCHROME PC-AT	REGISTERED		7/16/1981	461768
POLYCHROME PC-BX	REGISTERED		7/16/1981	461768
POLYCHROME PC-CH	REGISTERED		7/16/1981	461768
POLYCHROME PC-ES	REGISTERED		7/16/1981	461768
POLYCHROME PC-IT	REGISTERED		7/16/1981	461768
POLYCHROME PC-LI	REGISTERED		7/16/1981	461768
POLYCHROME PC-WO	REGISTERED		7/16/1981	461768
POLYCHROME-DE	REGISTERED	P25404/1WZ	6/27/1978	1050009	6/22/1983
POLYCHROME-DK	REGISTERED	5494/80	12/10/1980	882-1982	2/19/1982
POLYCHROME-FI	REGISTERED	6619/80	12/9/1980	97107	12/5/1986
POLYCHROME-NO	REGISTERED	803,479	12/5/1980	116,052	3/29/1984

7

Marks owned by Polychrome Corporation - NJ

Matter	Status	Application No	Filing Date	TM NO	Issue Date

VISTAR & DESIGN-HK	REGISTERED	2358/88	4/28/1988	501/90	2/28/1990
VISTAR & DESIGN-MX	REGISTERED	42,157	5/19/1988	360659	4/10/1989

8

Marks owned by Sun Chemical Corporation

Matter	Status	Application No	Filing Date	TM NO	Issue Date

ADDISET-FR	RENEWED	660186		1234756
CLEARPROOF-US	REGISTERED	75/157,639	8/29/1996	2144111	3/17/1998
EASYPRINT-US	PENDING	75/762,584	7/28/1999
IJP-US	ISSUED	75/281,172	4/25/1997	2290779	11/9/1999
MASTERPRINT-CTM	FILED
MASTERPRINT-US	ISSUED	75488725	5/20/1998	2264758	7/27/1999
MILLENNIUM-US	REGISTERED	74/304,704	8/17/1992	1762269	4/6/1993
POLYCARE-US	ISSUED	75/308,625	6/13/1997	2245407	5/18/1999
POLYCHROME-CN	PENDING	960129294	11/22/1996
POLYCHROME-CN	PENDING	960129299	11/22/1996
POLYCHROME-CN	PENDING	960129298	11/22/1996
POLYCHROME-GB	RENEWED	1483809	11/27/1991	1483809	7/24/1991
POLYCHROME-IN	FILED	827762	12/17/1998
POLYCHROME-IN7	FILED	827763	12/17/1998
POLYCHROME-US	REGISTERED	74/188,007	7/24/1991	1867887	12/20/1994
POLYCHROME-US	REGISTERED	116,069	3/20/1961	722906	10/17/1961
QUANTUM-US	REGISTERED	75/281,173	4/25/1997	2210287	12/15/1998
VANTAGE-FR	REGISTERED	92 414587	4/10/1992	924414587	4/10/1992
VECTOR-DE	REGISTERED	S54210/1WZ	4/9/1992	2029714	2/5/1993
VECTOR-FR	REGISTERED	92 414588	4/10/1992	92414588	4/10/1992
VISTAR & DESIGN-AT	REGISTERED	AM2216/88	5/16/1988	122247	11/4/1988
VISTAR & DESIGN-IT	RENEWED	20299/88	5/3/1988	849997	5/28/1990
VITESSE-US	REGISTERED	74/534,233	5/27/1994	1906990	7/25/1995

9

Marks owned by Polychrome Japan

Matter	Status	Application No	Filing Date	TM NO	Issue Date

POLYCHROME-JP	REGISTERED	10-36353	5/1/1998	4339399	11/26/1999

10

Marks owned by Polychrome Corporation - Yonkers, NY

Matter	Status	Application No	Filing Date	TM NO	Issue Date

ADDISET-US	REGISTERED	660,186	4/1/1983	1234756	4/1/1983
AQUALITH-GB	REGISTERED	1,162,476	10/6/1981	1162476	10/6/1981
AQUALITH-IE	REGISTERED	123077	10/6/1981	123077	10/6/1981
DLC-US	REGISTERED	513,710	12/14/1984	1357467	9/3/1985
DLD-US	REGISTERED	513,709	12/14/1984	1357466	9/3/1985
FOTOMER-GB	REGISTERED	1162477	10/6/1981	1162477	10/6/1981
FOTOMER-IE	REGISTERED	123076	10/6/1981	123076	10/6/1981
FOTOPOS-GB	REGISTERED	1,162,478	10/6/1981	B1162478	10/6/1981
FOTOPOS-IE	REGISTERED	123079	10/6/1981	123079	10/6/1981
PC & DESIGN-CA	REGISTERED	247,234		114314	6/5/1959
PC & DESIGN-CA	REGISTERED	247,235	6/5/1959	114316	6/5/1959
PC & DESIGN-SK	REGISTERED	17587	8/5/1988	187388	1/19/1990
PC & DESIGN-SK	REGISTERED	14675/87	7/27/1987	162380	11/15/1988
PC & DESIGN-SK	REGISTERED	17588/88	8/5/1988	180657	10/5/1989
POLYCHROME EASIRUN-GB	REGISTERED	1,313,457A	6/16/1987	1313457	6/16/1987
POLYCHROME PC & DES.-AU	REGISTERED			B212259	8/2/1967
POLYCHROME SUPERUN-GB	REGISTERED	1,162,479	10/6/1981	1162479	10/6/1981
POLYCHROME SUPERUN-IE	REGISTERED	123080	10/6/1981	123,080	10/6/1981
POLYCHROME WEBRUNNER-GB	REGISTERED	1,162,480	10/6/1981	1162480	10/6/1981
POLYCHROME WINNER-GB	REGISTERED	1,162,481	10/6/1981	1162481	10/6/1981
POLYCHROME WINNER-IE	REGISTERED	2799/81	10/6/1981	B123081	10/6/1981
POLYCHROME-AT	REGISTERED	1 050 009	6/27/1978	584510	11/21/1991
POLYCHROME-BX	REGISTERED	1 050 009	6/27/1978	584510	11/21/1991
POLYCHROME-BX	REGISTERED	575	1/4/1971	575	3/12/1982
POLYCHROME-CA	REGISTERED	388,431	8/5/1975	226054	2/17/1978

11

Matter	Status	Application No	Filing Date	TM NO	Issue Date

POLYCHROME-CA	REGISTERED	388,431	8/5/1975	226,054	2/17/1978
POLYCHROME-CH	REGISTERED	1 050 009	6/27/1978	584510	11/21/1991
POLYCHROME-CH	REGISTERED	1 050 009	6/27/1978	584,510	11/21/1991
POLYCHROME-ES	REGISTERED	1 050 009	6/27/1978	584510	11/21/1991
POLYCHROME-FR	REGISTERED		7/16/1981	461768
POLYCHROME-FR	REGISTERED	1 050 009	6/27/1978	584510	11/21/1991
POLYCHROME-GB	REGISTERED	1,145,209		1145209	12/8/1980
POLYCHROME-GB	REGISTERED	1,145,210	8/12/1980	1145210	12/8/1980
POLYCHROME-IE	REGISTERED	2638/81	9/18/1981	115777	9/18/1981
POLYCHROME-IE	REGISTERED	2639/81	9/18/1981	115,778	9/18/1981
POLYCHROME-IE	REGISTERED	2640/81	9/18/1981	115779	9/18/1981
POLYCHROME-LI	REGISTERED	1 050 009	6/27/1978	584510	11/21/1991
POLYCHROME-RU	PENDING	95712454	11/2/1995
POLYCHROME-ZA	REGISTERED	95/09733	8/1/1995	95/09733	8/8/1995
POLYPROOF-US	REGISTERED	74219589	11/7/1991	1717314	9/22/1992
POLYTINT-US	REGISTERED	181,405	11/18/1963	794,553	8/17/1965
POSAL-GB	PENDING	1,162,480	10/6/1981
POSIMATTE-US	REGISTERED	73/415,003	2/25/1983	1281981	6/19/1984
SUPERPOS-GB	REGISTERED	B1,199,525	7/12/1983	B1199525	7/12/1983
VANTAGE-DE	PENDING	S54211/1WZ	4/9/1992
VISTAR & DESIGN-AR	REGISTERED	1,645,423	11/19/1987	1331681	2/13/1989
VISTAR & DESIGN-AR	REGISTERED	1,645,422	5/2/1988	1,396,606	5/29/1992
VISTAR & DESIGN-AU	REGISTERED	486,036	4/28/1988	486036	4/28/1988
VISTAR & DESIGN-AU	REGISTERED	486035	4/28/1988	486,035	4/28/1988
VISTAR & DESIGN-BR	PENDING	814259650	5/9/1988
VISTAR & DESIGN-BR	RENEWED	814259634	5/9/1988	814259634	10/16/1990
VISTAR & DESIGN-BX	REGISTERED	714,548	4/22/1988	447615	4/22/1988
VISTAR & DESIGN-CA	REGISTERED	607,231	5/18/1988	362785	11/10/1989
VISTAR & DESIGN-CH	REGISTERED	2685	4/20/1988	362059	4/20/1988

12

Matter	Status	Application No	Filing Date	TM NO	Issue Date

VISTAR & DESIGN-CN	REGISTERED			350,379	5/30/1989
VISTAR & DESIGN-CN	REGISTERED	8829560	8/30/1988	360368	9/10/1989
VISTAR & DESIGN-CR	REGISTERED		8/18/1988	70,404	8/9/1989
VISTAR & DESIGN-CR	REGISTERED	71,184	12/9/1988	71,184	12/18/1989
VISTAR & DESIGN-DE	REGISTERED	P36476/1WZ	4/22/1988	1151286	12/13/1989
VISTAR & DESIGN-DK	REGISTERED	88.2796	4/22/1988	887/91	2/8/1991
VISTAR & DESIGN-ES	PENDING	1,255,086	5/26/1988
VISTAR & DESIGN-FI	REGISTERED	881,722	4/25/1988	107674	5/21/1990
VISTAR & DESIGN-FI	REGISTERED	881,723	4/25/1988	107675	5/21/1990
VISTAR & DESIGN-FR	REGISTERED	924,355	5/3/1988	1463290	5/3/1988
VISTAR & DESIGN-GB	REGISTERED	1,342,471	11/19/1987	1342471	11/19/1987
VISTAR & DESIGN-GB	REGISTERED	1,342,470	11/27/1987	1342470	11/27/1987
VISTAR & DESIGN-GR	REGISTERED	89.138	5/18/1988	89.138	10/17/1991
VISTAR & DESIGN-GR	REGISTERED	89.138	5/18/1988	89138	10/17/1991
VISTAR & DESIGN-GU	REGISTERED	5203/88	9/26/1988	59078/446/129	9/7/1989
VISTAR & DESIGN-GU	REGISTERED	5204/88	9/26/1988	59079/447/129	9/8/1989
VISTAR & DESIGN-HK	REGISTERED	2359/88	4/28/1988	502/90	2/28/1990
VISTAR & DESIGN-ID	REGISTERED	247,932	5/10/1988	432272	3/23/1989
VISTAR & DESIGN-ID	REGISTERED	247,931	5/10/1988	432271	3/23/1989
VISTAR & DESIGN-IE	REGISTERED	1749/88	5/4/1988	129,251	11/27/1987
VISTAR & DESIGN-IE	REGISTERED	1750/88	5/4/1988	129252	11/19/1987
VISTAR & DESIGN-JP	REGISTERED	63-56945	5/19/1988	2717661	11/29/1996
VISTAR & DESIGN-KR	PENDING	89-11505	5/11/1989
VISTAR & DESIGN-MX	REGISTERED	42,158	5/19/1988	354632	10/31/1988
VISTAR & DESIGN-NO	REGISTERED	88.1724	4/20/1988	137201	6/22/1989
VISTAR & DESIGN-NZ	REGISTERED	183,616	11/19/1987	183,616	2/12/1991
VISTAR & DESIGN-NZ	REGISTERED	183,615	11/27/1987	183615	2/25/1991

13

Matter	Status	Application No	Filing Date	TM NO	Issue Date

VISTAR & DESIGN-SE	REGISTERED	88-03569	4/22/1988	224505	6/28/1991
VISTAR & DESIGN-SG	REGISTERED	2427/88	5/19/1988	2427/88	11/27/1987
VISTAR & DESIGN-SG	REGISTERED	2426/88	5/19/1988	2426/88	11/19/1987
VISTAR & DESIGN-TH	REGISTERED	177,707	6/22/1988	KOR89644	2/22/1989
VISTAR & DESIGN-TH	REGISTERED	177,706	6/22/1988	KOR89715	3/16/1989
VISTAR & DESIGN-TW	REGISTERED	77019499	5/3/1988	00425796	1/15/1989
VISTAR & DESIGN-TW	REGISTERED	77017972	4/26/1988	419634	11/1/1988
VISTAR & DESIGN-US	REGISTERED	696,427	11/19/1987	1491966	6/14/1988
VISTAR & DESIGN-US	REGISTERED	698,001	11/27/1987	1516920	12/20/1988
VISTAR & DESIGN-VE	REGISTERED	8144/88	1/29/1992	147621	5/25/1992
VISTAR & DESIGN-VE	REGISTERED	8143/88	1/29/1992	147620	5/26/1992
VITESSE-US	REGISTERED	74/534,233	5/27/1994	1906990	7/25/1995
WEBRUNNER-IE	REGISTERED	2796/81	10/6/1981	123078	10/6/1981

14

EXHIBIT B-1

KPG NOTE TERM SHEET

1.	Payor: Kodak.

2.	Payee: SCC.

3.	Payor shall pay to Payee the following amounts (net of any required withholding taxes) on the following dates, except to the extent such payments are accelerated pursuant to Section 2.7:

	(a)	on September 1, 2006, cash in the amount of US$40,000,000;
	(b)	on September 1, 2008, cash in the amount of US$10,000,000;
	(c)	on September 1, 2009, cash in the amount of US$10,000,000;
	(d)	on September 1, 2010, cash in the amount of US$10,000,000;
	(e)	on September 1, 2011, cash in the amount of US$10,000,000;
	(f)	on September 1, 2012, cash in the amount of US$10,000,000; and
	(g)	on September 1, 2013, cash in the amount of US$10,000,000.

4.

Notes will be assignable in whole by Payee and its permitted assigns, in each event subject to the prior written consent of Payor, not to be unreasonably withheld.  Payee will notify Payor prior to any assignment of the identity of any proposed assignee and the proposed price.  The notes will provide that any assignment will be made in accordance with and subject to evidence of compliance with applicable securities law and may require the note to be surrendered to Payor in exchange for reissuance of a like note.

EXHIBIT B-2

KODAK FORCO NOTE TERM SHEET

1.	Payor: Kodak ForCo.

2.	Payee: Irish Newco.

3.	Payor shall pay to Payee the following amounts (net of any required withholding taxes) on the following dates, except to the extent such payments are accelerated pursuant to Section 2.7:

	(a)	on September 1, 2006, cash in the amount of US$160,000,000;
	(b)	on September 1, 2008, cash in the amount of US$40,000,000;
	(c)	on September 1, 2009, cash in the amount of US$40,000,000;
	(d)	on September 1, 2010, cash in the amount of US$40,000,000;
	(e)	on September 1, 2011, cash in the amount of US$40,000,000;
	(f)	on September 1, 2012, cash in the amount of US$40,000,000; and
	(g)	on September 1, 2013, cash in the amount of US$40,000,000.

4.	Customary provisions that the note will be a debt obligation in “registered form” for U.S. federal income tax purposes.

5.

Notes will be assignable in whole by Payee and its permitted assigns, in each event subject to the prior written consent of Payor, not to be unreasonably withheld.  Payee will notify Payor prior to any assignment of the identity of any proposed assignee and the proposed price.  The notes will provide that any assignment will be made in accordance with and subject to evidence of compliance with applicable securities law and may require the note to be surrendered to Payor in exchange for reissuance of a like note.

EXHIBIT C

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT, dated as of ____________, 2005 (this “Assumption Agreement”), is made by and between Kodak Polychrome Graphics Company Ltd., a company incorporated under the laws of Barbados (“Barbados Co.”), Sun Chemical Group B.V., a Netherlands limited liability company (“SCGBV”), and _______________, a société anonyme organized under the laws of France and [a wholly owned, indirect subsidiary of SCGBV] (“Sun SA”).  Each capitalized term used herein and not otherwise defined shall have the respective meaning assigned to such term in the Redemption Agreement, dated as of January 11, 2005 (the “Agreement”), among Sun Chemical Corporation, a Delaware corporation, SCGBV, Eastman Kodak Company, a New Jersey corporation, and Kodak Graphics Holdings Inc., a Delaware corporation.

WHEREAS, the Agreement provides, among other things, that Sun Parties will deliver, or cause to be delivered, the Avranches Assumption Agreement pursuant to Section 2.6(e) of the Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.

On the terms and subject to the conditions set forth in this Assumption Agreement and the Agreement, Sun SA, on the date hereof, does hereby assume from Barbados Co. and its Affiliates all Liabilities related to, arising out of or resulting from the ownership and operation at any time of the Avranches Facility.

2.

Each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take, or cause to be taken, such further actions, as the other parties hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Assumption Agreement.

3.	This Assumption Agreement is being delivered pursuant to and in satisfaction of Section 2.6(e) of the Agreement.

4.

This Assumption Agreement and the Agreement constitute the entire understanding and agreement among the parties with regard to all matters herein, and there are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.  This Assumption Agreement may be amended only by an instrument in writing signed by a duly authorized representative of each party.

5.	THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6.	The acknowledgements, covenants, agreements and obligations hereunder of each of the parties hereto shall survive until satisfied in full.

7.	This Assumption Agreement may be executed by facsimile in one or more counterparts, which shall, collectively and separately, constitute one agreement.

8.	This Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.

If any provision of this Assumption Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Assumption Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

[Remainder of page intentionally left blank]

                    IN WITNESS WHEREOF, the parties have caused this Assumption Agreement to be duly executed on the date first above written.

KODAK POLYCHROME GRAPHICS COMPANY LTD.

By:

Name:
Title:

SUN CHEMICAL GROUP B.V.

By:

Name:
Title:

[____________________________________]
By:

Name:
Title:

SECTION 1445(b)(2) TAX CERTIFICATE

          Section 1445 of the Internal Revenue Code of 1986, as amended, (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform Eastman Kodak Company, a New Jersey corporation (“Kodak”), that withholding of tax is not required upon the undersigned’s disposition of a U.S. real property interest pursuant to the Redemption Agreement, dated as of January 11, 2005, by and among Kodak, Sun Chemical Corporation, a Delaware corporation (“SCC”), Sun Chemical Group B.V., a Netherlands limited liability company, and Kodak Graphics Holdings, Inc., a Delaware corporation, and solely with regard to Section 2.5(d) of the Redemption Agreement, [Officer of SCC], as [TITLE] Officer of SCC, hereby certifies the following:

1. SCC is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury Regulations thereunder) for purposes of U.S. income taxation;

2. SCC is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3. The U.S. taxpayer identification number of SCC is 22-2761297; and

4. The address of SCC is 222 Bridge Plaza South; Fort Lee, NJ 07024.

SCC understands that this disclosure may be disclosed to the Internal Revenue Service by Kodak and that any false statement the undersigned has made here could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete as of the date hereof, and I further declare that I have the authority to sign this document on behalf of SCC.

SUN CHEMICAL CORPORATION

By:

[Name]
[Title]
Dated: [________], 2005

Schedule 3.7(a)

Intercompany Agreements

The following agreements, to the extent they are in effect on the date hereof and subject to any amendments or modifications entered into subsequent to the date of such agreements and prior to the date hereof:

1.	Customer Agreement, dated November 3, 2001, between KPG LLC and Sun Graphics.

2.	Distributor Agreement, to be entered into between Kohl & Madden Printing Ink Corporation (an Affiliate of SCC), KPG LLC and Barbados Co., which shall be subject to execution by all parties.

3.	Formation Agreement, dated April 1, 1999, between Kodak, DIC, Sun, Barbados Co., KPG-J, Kodak Japan Ltd., and Kodak Polychrome Graphics (Madeira) Serviços Lda.

4.

Distributorship Agreement, dated as of April 1, 1999, between DIC and KPG-J, as amended by Memorandum of Understanding among DIC and KPG-J and its subsidiaries and Kodak Polychrome Graphics Company Ltd. and its subsidiaries, dated as of March 22, 2004.

5.	Land and Building Lease Agreement, dated April 1, 1999, between DIC and KPG-J.

6.	Memorandum of Temporary Transfer, dated April 1, 1999, between DIC and KPG-J, regarding DIC employees.

7.	Services Agreement, dated as of April 1, 1999, by and between KPG-J and DIC.

8.

Contribution and Asset Purchase Agreement, dated as of November 24, 1997, among Kodak, Sun and KPG LLC and any agreements entered into in connection therewith between any Sun Party or its Affiliates, and any of KPG LLC, Barbados Co. or any Affiliate.

9.	Non-Exclusive Distribution Agreement, dated August 2, 1999, between Kodak Polychrome Graphics Cono Sur S.A. and Sun Chemical (Chile) S.A.

10.	Letter Agreement, dated February 22, 2000, between Kodak Polychrome Graphics México S. de R.L. de C.V. and Sun Chemical S.A. de C.V.

11.	Distribution Agreement, dated as of February 1, 2000, between Kodak Polychrome Graphics México S. de R.L. de C.V. and Sun Chemical S.A. de C.V.

12.	Agency Agreement, dated April 1, 1999, between DIC and KPG-J.

13.	Memorandum, dated June 6, 2003, between DIC and KPG-J, regarding the Agency Agreement set forth in paragraph 12 above.

14.	Confidentiality Agreement, dated March 28, 2000, among DIC, KPG-J and Dainippon Screen Manufacturing Co. Ltd.

15.	Memorandum for Confidentiality, dated June 1, 2003, among DIC, KPG-J and Fujitsu Corporation.

16.	Memorandum, dated December 26, 2002, between DIC and KPG-J, regarding the assignment of a patent.

17.	Confirmation, dated October 31, 2001, among DIC, KPG-J and Apex Funding Corporation, regarding Distributorship Agreement set forth in paragraph 4 above.

18.	Toll Manufacturing Agreement, dated June 1, 1990, between DIC and Polychrome Japan Corp., Ltd.

19.	Confirmation, dated April 1, 1998, between DIC and KPG-J, regarding purchase of chemicals/raw materials.

20.	Commission of authority for evaluation test, dated April 1, 1999, between DIC and KPG-J.

Schedule 3.7(b)

Properties, Assets, Rights and Employees Used in the Business

1.	DIC employees referenced in the Memorandum of Temporary Transfer, dated April 1, 1999, between DIC and KPG-J.

2.	Land, buildings and other assets subject to the Land and Building Lease Agreement, dated April 1, 1999, between DIC and KPG-J.

3.	Land, buildings and other assets subject to the Watford Lease.

Schedule 5.11(a)

Continuing Intercompany Agreements

The following agreements, to the extent they are in effect on the date hereof and subject to any amendments or modifications entered into subsequent to the date of such agreements and prior to the date hereof:

1.

Distributorship Agreement between Dic And Kpg-J, dated as of April 1, 1999, as amended by Memorandum of Understanding among Dic and Kpg-J and its subsidiaries and Kodak Polychrome Graphics Company Ltd. and its subsidiaries, dated as of March 22, 2004.

2.	Services Agreement, dated as of April 1, 1999, by and between KPG-J and DIC.

3.	Land and Building Lease Agreement between DIC and KPG-J, dated as of April 1, 1999.

4.	Memorandum of Temporary Transfer between DIC and its subsidiary companies and KPG-J, dated as of April 1, 1999.

5.

All existing indemnification provisions of Sun under Article XIII of the Contribution and Asset Purchase Agreement among Kodak, Sun and KPG LLC, dated as of November 24, 1997, as amended (the “Contribution Agreement”), including all terms defined in the Contribution Agreement and used in Article XIII of the Contribution Agreement, will continue in full force and effect and Sun’s obligations under such provisions will continue notwithstanding the termination of the Contribution Agreement; provided that Sections 13.2(i), 13.2(iii) (but only to the extent that it does not conflict with the indemnification provisions of the Contribution Agreement that otherwise survive pursuant to this Schedule 5.11(a)), 13.2(iv) and 13.2(v) (but only with respect to the properties located at Columbus, Osterode and Sofia referred to in the Contribution Agreement) shall be terminated and of no further force and effect.

6.

All indemnification provisions of Sun for tax liabilities contained in Section 8.9 and Article X of the Contribution Agreement will continue in full force and effect and Sun’s obligations under such provisions of the Contribution Agreement will continue notwithstanding the termination of the Contribution Agreement.

7.

All existing indemnification provisions of Kodak under Article XIII of the Contribution Agreement, including all terms defined in the Contribution Agreement and used in Article XIII of the Contribution Agreement, will continue in full force and effect and Kodak’s obligations under such provisions will continue notwithstanding the termination of the Contribution Agreement; provided that Sections 13.3(i), 13.3(iii) (but only to the extent that it does not conflict with the indemnification provisions of the Contribution Agreement that otherwise survive pursuant to this Schedule 5.11(a)), 13.3(iv) and 13.3(v) shall be terminated and of no further force and effect.

8.

All indemnification provisions of Kodak for tax liabilities contained in Section 7.9 and Article X of the Contribution Agreement will continue in full force and effect and Kodak’s obligations under such provisions of the Contribution Agreement will continue notwithstanding the termination of the Contribution Agreement.

9.	Formation Agreement dated April 1, 1999 between Kodak, DIC, Sun, Barbados Co., Kodak Polychrome Graphics Japan Ltd., Kodak Japan Ltd, and Kodak Polychrome Graphics (Madeira) Serviços Lda.

10.	Customer Agreement dated November 3, 2001 between KPG LLC and Sun Graphics.

11.	Distributor Agreement, to be entered into between Kohl & Madden Printing Ink Corporation (an Affiliate of SCC), KPG LLC and Barbados Co., which shall be subject to execution by all parties.

12.	Non-Exclusive Distribution Agreement, dated August 2, 1999, between Kodak Polychrome Graphics Cono Sur S.A. and Sun Chemical (Chile) S.A.

13.	Letter Agreement, dated February 22, 2000, between Kodak Polychrome Graphics México S. de R.L. de C.V. and Sun Chemical S.A. de C.V.

14.	Distribution Agreement, dated as of February 1, 2000, between Kodak Polychrome Graphics México S. de R.L. de C.V. and Sun Chemical S.A. de C.V.

15.	Agency Agreement, dated April 1, 1999, between DIC and KPG-J.

16.	Memorandum, dated June 6, 2003, between DIC and KPG-K, regarding the Agency Agreement set forth in paragraph 15 above.

17.	Confidentiality Agreement, dated March 28, 2000, among DIC, KPG-J and Dainippon Screen Manufacturing Co. Ltd.

18.	Memorandum for Confidentiality, dated June 1, 2003, among DIC, KPG-J and Fujitsu Corporation.

19.	Memorandum, dated December 26, 2002, between DIC and KPG-J, regarding the assignment of a patent.

20.	Confirmation, dated October 31, 2001, among DIC, KPG-J and Apex Funding Corporation, regarding Distributorship Agreement set forth in paragraph 1 above.

21.	Toll Manufacturing Agreement, dated June 1, 1990, between DIC and Polychrome Japan Corp., Ltd.

22.	Confirmation, dated April 1, 1998, between DIC and KPG-J, regarding purchase of chemicals/raw materials.

23.	Commission of authority for evaluation test, dated April 1, 1999, between DIC and KPG-J.

Schedule 5.11(c)

Terms of Amendment to Continuing Intercompany Agreements

1.          Land and Building Lease Agreement (the “Japanese Lease”) between DIC and Kodak Polychrome Graphics Japan Ltd. (“KPG-J”), dated as of April 1, 1999 (the “Japanese Lease”).  The Japanese Lease will be amended to provide for the following:

•	a term of 15 years from the Closing Date

•	the scheduled rent payments will increase by 5% based on the current lease calculation scheme following the Closing

•	the parties will agree to negotiate in good faith a renewal of the lease

•	KPG-J will be responsible for the payment of any residual book value remaining on DIC’s books following the termination or expiration of the lease

•	KPG-J will not be responsible for demolition of any building or for the restoration of the leased property following the termination or expiration of the lease

2.          Services Agreement, dated as of April 1, 1999, by and between KPG-J and DIC.  The Services Agreement will be amended to provide for a term equal to the term of the Japanese Lease and to provide that it may not be terminated by DIC or its Affiliates prior to the expiration of such term.

Schedule 5.18

Term Sheet for Distribution Agreement between
Kodak Parties and Sun Parties regarding Printing Inks

The Distribution Agreement to be entered into between Kodak Parties and Sun Parties shall provide for the following principal terms:

Kodak Parties shall, and shall cause their Affiliates to, for a term of three years market, distribute or sell exclusively Sun Parties’ (and their Affiliates’) Printing Ink for use in the Lithographic Plate Business.  The Distribution Agreement will not be terminable by any party prior to the end of its term.  Kodak Parties and their Affiliates shall have no minimum volume purchase obligations or any obligation to undertake marketing, distribution or selling activities under the Distribution Agreement.  In connection with the marketing, distribution and sale exclusively of such Printing Ink for use in the Lithographic Plate Business, Kodak Parties agree that for the term of the Distribution Agreement they shall not, and they shall cause each of their Affiliates not to, directly or indirectly, in any manner whatsoever, including, either individually or in association with any other Person, or as principal, licensor, agent, representative, equity holder, distributor, manufacturer, co-venturer, director or partner, or by agreeing not to assert against a third party any of its or its Affiliates’ Intellectual Property rights, engage or participate in the Printing Ink Business; provided that they and their Affiliates shall be entitled to (i) be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of not more than 5% of the total debt and equity interests, in the aggregate, of a Person engaged in the Printing Ink Business so long as no directorship or other governance rights are held by it or any of its Affiliates in conjunction with the ownership of such interest; and (ii) engage in activities expressly contemplated by the Distribution Agreement.

Defined terms to be used in Distribution Agreement:

“Lithographic Imaging Material” shall mean material (a) that has primarily physical-chemical properties for attracting or repelling Printing Ink, and that is suited to be applied on a substrate in an imagewise configuration to form an intermediate master for Printing, or (b) that is coated on a substrate and has primarily physical-chemical properties that can be activated to attract or repel Printing Ink in an imagewise configuration to form an intermediate master for Printing; provided that such definition shall not include materials that are used in electrophotographic or direct marking (including, without limitation, ink jet) processes.

“Lithographic Plate Business” shall mean the business of developing, designing, commercializing, manufacturing, marketing, distributing and selling Offset Printing Plates and the film and prepress chemistry, excluding inkjet and toner chemistries developed primarily for the production of a final image, used in processing Offset Printing Plates.

“Lithographic Process” shall mean a process for applying ink to selected areas of an intermediate master which has primarily physical-chemical properties that attract or repel inks in selected areas to retain the ink in an imagewise configuration for Printing.

“Offset Printing Plates” shall mean plates or drums or flexible substrates having Lithographic Imaging Material coated or applied thereon for forming an intermediate image master for offset Printing.

“Printing” shall mean the process of transferring inks in an imagewise configuration to a receiving surface using the Lithographic Process.

“Printing Ink” shall mean an image-forming material that contains a colorant and is adapted (a) to be attracted to or repelled by selected areas of an intermediate master primarily by the physical and/or physical-chemical properties of that master, and (b) for transfer to a final print-receiving surface for Printing; provided that such definition shall not include materials that are used in electrophotographic or direct marking (including, without limitation, ink jet) processes.

“Printing Ink Business” shall mean the business of developing, designing, commercializing, manufacturing, marketing, distributing and selling Printing Ink for use in the Lithographic Plate Business.

Schedule 5.22

Term Sheet for Plate Technology License Agreement between
Kodak Parties and Sun Parties regarding Offset Printing Plates

The Plate Technology License Agreement to be entered into between Kodak Parties and Sun Parties shall provide for the following principal terms:

License:  Kodak will grant to Sun and its Affiliates a perpetual (subject to the termination provision described below), non-cancelable, royalty-free, non-exclusive license to use the Intellectual Property owned by Kodak relating to Offset Printing Plates to manufacture, have manufactured or sell Offset Printing Plates in Japan, Asia, and Oceania.

Manufacturing Arrangement:  Kodak shall manufacture or cause to be manufactured at the Gunma, Japan plant, to DIC’s order such Offset Printing Plates as are then being manufactured at the Gunma, Japan plant at the prices and volumes that are in effect with respect to DIC immediately prior to the effectiveness of the license, or on such other terms as may be agreed by the parties based on the spirit of toll manufacturing.

Condition:  The license will be conditional upon, and will only be effective following, any failure of Kodak or its Affiliates to make when due any payment required to be made under the Kodak ForCo Note or the KPG Note for a period of 7 days following written notice of such failure.

Termination:  The license will terminate automatically, and will be of no further force and effect, immediately upon the earlier of (a) the payment of all past due amounts owed under the Kodak ForCo Note and the KPG Note, together with any amounts scheduled for payment under the Kodak ForCo Note and the KPG Note during the year in which such past due amounts are paid, provided, however, that, notwithstanding any such prior termination of the license, the license shall again become effective following such termination upon the failure of Kodak or its Affiliates to make when due any payment required to be made under the Kodak ForCo Note or the KPG Note for a period of 7 days following written notice of such failure, or (b) the payment of all amounts payable under the Kodak ForCo Note and the KPG Note.

SCHEDULE 6.2(E)

CONSENTS

All consents required pursuant to the terms of the following agreements, or the failure to obtain which would result in a violation, breach, default, right to accelerate or terminate or the loss or impairment of any material rights pursuant to the terms of the following agreements, in each case in connection with the entering into of the Agreement and the consummation of the transactions contemplated thereby:

1.	Distribution Agreement between Presstek, Inc. And Kodak Polychrome Graphics LLC, dated as of March 10, 2003.

2.	Intellectual Property Agreement among RealTimeImage Ltd., RealTimeImage, Inc., KPG Hungary, Ltd. And Kodak Polychrome Graphics LLC, dated as of May 13, 2004.

3.

Second Amended and Restated Credit Agreement, dated as of August 4, 2000, as initially amended and restated as of October 12, 2001, and as amended and restated as of December 31, 2002, among KPG LLC, and KPG Finance (Barbados) SRL, as Borrowers, Kodak, and Sun, as Guarantors, the lenders party thereto, Mizuho Corporate Bank, Ltd. (formerly known as the Fuji Bank, Limited), as Agent, and The Bank of Tokyo, Mitsubishi Ltd., acting through its New York Branch, as syndication Bank Credit Facility (the “Bank Credit Facility”), in connection with the release of guarantees entered into by Sun with respect to the debt of KPG LLC and Barbados Co. Pursuant to the Bank Credit Facility.

Schedule 6.2(g) - Form of Opinion from Sun Parties’ Counsel

[SC USA LETTERHEAD]

[Date]

Eastman Kodak Company
343 State Street
Rochester, New York 14650
As representative of Kodak Parties (as defined below)

Ladies and Gentlemen:

          I am [title] of Sun Chemical Corporation, a Delaware corporation (“SC USA”).  In this capacity, I have had an opportunity to make a reasonable examination of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for purposes of rendering this opinion.  This opinion is being rendered pursuant to Section 6.2(g) of the Redemption Agreement (the “Agreement”), dated as of [January 11], 2004, by and among SC USA, Sun Chemical Group B.V. (“Sun,” and together with SC USA, “Sun Parties”), Eastman Kodak Company (“Kodak”) and Kodak Graphics Holdings Inc. (“Kodak SPV,” and together with Kodak, “Kodak Parties”).  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

          Based on the foregoing, it is my opinion that1:

          1.          Each Sun Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement or any of the Ancillary Agreements has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its respective organization;

          2.          Each Sun Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement or the Ancillary Agreements has all requisite corporate or similar power and authority to execute and deliver, as applicable, the Agreement, the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement by such Person and the Ancillary Agreements, at or prior to the Closing, and to perform its obligations thereunder;

          3.          The execution, delivery and performance by Sun Parties and any of their Affiliates, as applicable, of the Agreement and the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement by Sun Parties or their Affiliates and the Ancillary Agreements have been duly and validly authorized, and no

[1]	Opinions may be modified to the extent necessary to reflect equivalent language for foreign jurisdictions.

additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Sun Parties or any of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement or any of the Ancillary Agreements, as applicable, of this Agreement, the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement or the Ancillary Agreements, as applicable, at the Closing; and

          4.          Each of the Agreement and the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement by Sun Parties and the Ancillary Agreements constitutes a valid and legally binding obligation of each Sun Party and each of their Affiliates which is a party thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

          The foregoing opinion is limited to [appropriate jurisdictional restriction to be added.]

          In rendering the foregoing opinion, I have relied as to certain matters on information obtained from public officials, other officers of Sun Parties and their Affiliates and other sources reasonably believed by me to be responsible.

Very truly yours,

Name:
Title:

Schedule 6.3(e) - Form of Opinion from Kodak Parties’ Counsel

[KODAK LETTERHEAD]

[Date]

Sun Chemical Corporation
35 Waterview Boulevard
Parsippany, New Jersey 07054
As representative of the Sellers (as defined below)

Ladies and Gentlemen:

I am Assistant General Counsel & Vice President of Eastman Kodak Company, a New Jersey corporation (“Kodak”).  In this capacity, I have had an opportunity to make a reasonable examination of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for purposes of rendering this opinion.  This opinion is being rendered pursuant to Section 6.3(e) of the Redemption Agreement (the “Agreement”), dated as of [January 11], 2004, by and among Sun Chemical Corporation (“SC USA”), Sun Chemical Group B.V. (“Sun,” and together with SC USA, “Sun Parties”), Kodak, and Kodak Graphics Holdings Inc. (“Kodak SPV,” and together with Kodak, “Kodak Parties”).  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

Based on the foregoing, it is my opinion that1:

1.          Each Kodak Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement or any of the Ancillary Agreements has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its respective organization;

2.          Each Kodak Party and each of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement or the Ancillary Agreements has all requisite corporate or similar power and authority to execute and deliver, as applicable, the Agreement, the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement by such Person and the Ancillary Agreements, at or prior to the Closing, and to perform its obligations thereunder;

3.          The execution, delivery and performance by Kodak Parties and any of their Affiliates, as applicable, of the Agreement and the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement by Kodak Parties or their Affiliates and the Ancillary Agreements have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Kodak Parties or any of their Affiliates that is a party to any of the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement or any of the Ancillary Agreements, as applicable, of this Agreement, the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement or the Ancillary Agreements, as applicable, at the Closing; and

4.          Each of the Agreement and the agreements or other documents to be executed or delivered pursuant to Article II of the Agreement by Kodak Parties and the Ancillary Agreements constitutes a valid and legally binding obligation of each Kodak Party and each of their Affiliates which is a party thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, I have relied as to certain matters on information obtained from public officials, other officers of Kodak Parties and their Affiliates and other sources reasonably believed by me to be responsible.

Very truly yours,

Kenneth Doolittle Assistant General Counsel & Vice President

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